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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

LIONS GATE ENTERTAINMENT CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

LIONS GATE ENTERTAINMENT CORP.
1055 West Hastings Street, Suite 2200	2700 Colorado Avenue, Suite 200
Vancouver, British Columbia V6E 2E9	Santa Monica, California 90404

NOTICE OF ANNUAL GENERAL MEETING
OF SHAREHOLDERS
To Be Held September 10, 2013

To Our Shareholders:

        You are invited to attend the Annual General Meeting of Shareholders (the "Annual Meeting") of Lions Gate Entertainment Corp. ("Lionsgate" or the "Company"), which will be held on Tuesday, September 10, 2013, beginning at 10:00 a.m., local time, at the Shangri-La Hotel, 188 University Avenue, Toronto, Ontario, M5H 0A3, Canada. At the Annual Meeting, shareholders will act on the following matters:

  1.
  Elect 12 directors, each for a term of one year or until their successors are duly elected and qualified;

  2.
  Re-appoint Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2014;

  3.
  Conduct an advisory vote to approve executive compensation; and

  4.
  Transact such further and other business as may properly come before the meeting and any continuations, adjournments or postponements thereof.

        Shareholders will also receive the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2013, together with the auditor's report thereon. Shareholders of record at 5:00 p.m. (Eastern Standard Time) on July 19, 2013 are entitled to vote at the meeting or any continuations, adjournments or postponements thereof. It is expected that these materials first will be mailed to shareholders on or about July 30, 2013.

        Registered shareholders unable to attend the Annual Meeting in person are requested to read the enclosed proxy statement and the proxy card that accompany this notice and to complete, sign, date and deliver the proxy card, together with the power of attorney or other authority, if any, under which it was signed (or a notarized certified copy thereof) to IVS Associates, Inc. ("IVS Associates"), Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, via facsimile at 302-295-3811, or at www.ivselection.com/lionsgate2013. To be effective, proxies must be received by IVS Associates by or at the Annual Meeting prior to the closing of the polls.

        If you are not a registered shareholder, please refer to the accompanying proxy statement for information on how to vote your shares.

By Order of the Board of Directors, Jon Feltheimer Chief Executive Officer

Vancouver, British Columbia
July 29, 2013

  IMPORTANT:    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

        In accordance with our security procedures, all persons attending the Annual Meeting will be required to present picture identification.

2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF
LIONS GATE ENTERTAINMENT CORP.

PROXY STATEMENT

        This proxy statement is part of a solicitation of proxies by the Board of Directors (the "Board") and management of Lions Gate Entertainment Corp. ("Lionsgate," the "Company," "we," "us" or "our") and contains information relating to our annual general meeting of shareholders (the "Annual Meeting") to be held on Tuesday, September 10, 2013, beginning at 10:00 a.m., local time, at the Shangri-La Hotel, 188 University Avenue, Toronto, Ontario, M5H 0A3, Canada, and to any continuations, adjournments or postponements thereof. All dollar figures contained in this proxy statement are in U.S. dollars, unless otherwise indicated. The notice of the Annual Meeting, this proxy statement and the enclosed proxy card first will be mailed to shareholders on or about July 30, 2013.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

        At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, re-appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2014 and conducting an advisory vote on executive compensation. In addition, after the formal portion of the meeting, the Company's management will report on the Company's performance during fiscal 2013 and respond to appropriate questions from shareholders.

Who is entitled to vote at the Annual Meeting?

        Only shareholders of record of the Company's common shares (NYSE: LGF) at 5:00 p.m. (Eastern Standard Time) on July 19, 2013 (the "Record Date") are entitled to receive notice of the Annual Meeting and to vote the common shares that they held on that date at the Annual Meeting, or any continuations, adjournments or postponements of the Annual Meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon. As of the Record Date, 136,387,578 common shares were outstanding and entitled to vote and held by approximately 932 shareholders of record.

        Each shareholder has the right to appoint a person or company to represent the shareholder other than the persons designated in the form of proxy.

 Who can attend and vote at the Annual Meeting?

        Only registered shareholders of the Company or the persons they appoint as their proxies are permitted to attend and vote at the Annual Meeting. Most shareholders of the Company are "non-registered" shareholders ("Non-Registered Shareholders") because the shares they own are not registered in their names but are, instead, registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. Shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an intermediary (an "Intermediary") that the Non-Registered Shareholder deals with in respect of the common shares of the Company (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered Registered Retirement Savings Plans, Registered Retirement Income Funds, Registered Education Savings Plans and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited or The Depository Trust & Clearing Corporation) of which the Intermediary is a participant. In accordance with applicable securities law requirements, the Company will have distributed copies of the notice of Annual Meeting, this proxy statement and the proxy card (collectively, the "Meeting Materials") to the clearing agencies and Intermediaries for distribution to Non-Registered Shareholders.

        Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:

  (i)
  be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a "voting instruction form") which the Intermediary must follow. Typically, the voting instruction form will consist of a one-page printed form. Sometimes, instead of the one-page pre-printed form, the voting instruction form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label with a bar code and other information. In order for the form of proxy to validly constitute a voting instruction form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company; or

  (ii)
  be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted to the number of shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with the Company, c/o IVS Associates, Inc., Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, via facsimile at 302-295-3811.

        In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the common shares of the Company they beneficially own. Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Annual Meeting in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should request a legal proxy from their Intermediary. Instructions for obtaining legal proxies may be found on the voting instruction form. If you have any questions about voting your shares, please call MacKenzie Partners, Inc. at 1-800-322-2885 or 212-929-5500 or e-mail lionsgate@mackenziepartners.com.

        A Non-Registered Shareholder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote which has been given to an Intermediary at any time by written notice to the Intermediary, provided that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting Materials and to vote which is not received by the Intermediary in a timely manner in advance of the Annual Meeting.

What constitutes a quorum?

        A quorum is necessary to hold a valid meeting of shareholders. The presence at the Annual Meeting, in person or by proxy, of two holders of the Company's common shares outstanding on the Record Date who, in the aggregate, hold at least 10% of the issued common shares of the Company entitled to vote at the Annual Meeting, will constitute a quorum. Abstentions and "broker non-votes" (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

 How do I vote at the Annual Meeting?

        If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. Registered shareholders that are unable to attend the Annual Meeting in person are requested to read this proxy statement and accompanying proxy card and to complete, sign and date the proxy card, and to return it, together with the power of attorney or other authority, if any, under which it was signed or a notarized certified copy thereof, to IVS Associates, Inc., Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, via facsimile at 302-295-3811, or at www.ivselection.com/lionsgate2013. To be effective, proxies must be received by IVS Associates by or at the Annual Meeting prior to the closing of the polls.

        "Street name" shareholders who wish to vote at the Annual Meeting will need to obtain a proxy or voting instruction form from the institution that holds their shares. See Who can attend and vote at the Annual Meeting? above.

        At the Annual Meeting, one or more representatives from IVS Associates, Inc., an independent, third-party company, shall be appointed to act as scrutineers. These scrutineers will determine the number of common shares represented at the Annual Meeting, the existence of a quorum and the validity of proxies, will count the votes and ballots, if required, and will determine and report the results to the Company.

        If you are a registered shareholder but do not wish to, or cannot, attend the Annual Meeting in person, you can appoint someone who will attend the Annual Meeting and act as your proxy holder to vote in accordance with your instructions by striking out the printed names of the proposed management nominees on the accompanying proxy card and inserting the name of such other person in the blank space provided therein for that purpose. To vote your shares, your proxy must attend the Annual Meeting. If you do not fill a name in the blank space in the enclosed form of proxy, the persons named in the form of proxy are appointed to act as your proxy holder. Those persons are directors and/or officers of the Company.

 Can I change my vote after I return my proxy card?

        Yes. Even after you have submitted your proxy, you may change your vote by depositing a duly executed proxy bearing a later date in the manner and within the time described above. See How do I vote at the Annual Meeting? above. You may also revoke a previously deposited proxy (i) by an instrument in writing that is received by or at the Annual Meeting prior to the closing of the polls, (ii) by an instrument in writing provided to the Chairman of the Annual Meeting at the Annual Meeting or any adjournment thereof, or (iii) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Is my vote confidential?

        Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

  •
  As necessary to meet applicable legal requirements;

  •
  To allow for the tabulation and certification of votes; and

  •
  To facilitate a successful proxy solicitation.

        Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company's management and the Board.

 What is the Board of Directors' recommendations?

        The enclosed proxy is solicited on behalf of the Board and management. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board set forth with the description of each item in this proxy statement.

        The Board recommends a vote:

  •
  "FOR" the election of each of the nominated directors (see page 12);

  •
  "FOR" the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (see page 17); and

  •
  "FOR" the proposal regarding an advisory vote to approve executive compensation (see page 17).

        Other than the proposals described in this document, the Board does not know of any other matters that may be brought before the Annual Meeting. If any other matter should properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

        In order to be approved, the proposals included in this proxy statement—for the election of each of the nominated directors (Proposal 1), the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) and the advisory vote to approve executive compensation (Proposal 3)—each requires the affirmative vote of a majority of the Company's common shares present or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will not be counted in determining the number of shares necessary for approval of any item and will have no effect on the outcome of any proposal. Shareholders are not permitted to cumulate their shares for purposes of electing directors. Notwithstanding the vote required, please be advised that Proposal 3 (an advisory vote on executive compensation) is advisory only and is not binding on us. The Board will consider the outcome of the vote of this proposal in considering what action, if any, should be taken in response to the advisory vote by shareholders. Note that if your shares are held by a broker or nominee, such broker or nominee may exercise his or her discretion to vote your shares for Proposal 2 (re-appointment of independent registered public accounting firm) but such broker or nominee will not have authority to vote your shares on Proposal 1 (election of directors) or Proposal 3 (an advisory vote on executive compensation) unless you provide instructions to him or her regarding how you would like your shares to be voted. If such broker or nominee does not receive such instructions, and as a result is unable to vote your shares on Proposal 1 or Proposal 3, this will result in a "broker non-vote."

Who pays for the preparation of this proxy statement?

        The Company will pay the cost of proxy solicitation, including the cost of preparing, assembling and mailing this proxy statement, notice of the Annual Meeting and enclosed proxy card. In addition to the use of mail, the Company's employees and advisors may solicit proxies personally and by telephone, facsimile, courier service, telegraph, the Internet, e-mail, newspapers and other publications of general distribution. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies, and the Company will reimburse those persons for their reasonable out-of-pocket expenses incurred in connection with these activities. The Company will compensate only independent third-party agents that are not affiliated with the Company but who solicit proxies. We have retained MacKenzie Partners, Inc., a third-party solicitation firm, to assist in the distribution of proxy materials and solicitation of proxies on our behalf for an estimated fee of $20,000 plus reimbursement of certain out-of-pocket expenses.

 May I propose actions or recommend director nominees for consideration at next year's annual general meeting of shareholders?

        Yes. Under U.S. laws, for your proposal or recommendation for director nominees to be considered for inclusion in the proxy statement for next year's annual meeting, we must receive your written proposal no later than April 1, 2014. You should also be aware that your proposal must comply with U.S. Securities and Exchange Commission (the "SEC") regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals or recommendation for director nominees submitted as per the Business Corporations Act (British Columbia) (the "BC Act") to be presented at the next annual general meeting of shareholders must be received by our Corporate Secretary at our registered office no later than June10, 2014, and must comply with the requirements of the BC Act. If you wish to recommend a director nominee you should also provide the information set forth under Information Regarding the Board of Directors and Committees of the Board of Directors—Shareholder Communications.

        If the date of the 2014 annual meeting is advanced or delayed by more than 30 days from the date of the 2013 annual meeting, under U.S. laws, shareholder proposals intended to be included in the proxy statement for the 2014 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy statement for the 2014 annual meeting. Upon any determination that the date of the 2014 annual meeting will be advanced or delayed by more than 30 days from the date of the 2013 annual meeting, we will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

        SEC rules also govern a company's ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to us prior to June 15, 2014, the proxies solicited by the Board for the 2014 annual meeting of shareholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2014 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2014 annual meeting is advanced or delayed more than 30 days from the date of the 2014 annual meeting, then the shareholder proposal must have been submitted to us within a reasonable time before we mail the proxy statement for the 2014 annual meeting.

Who can I contact if I have questions?

        Shareholders who have questions about deciding how to vote should contact their financial, legal or professional advisors. For any queries referencing information in this proxy statement or in respect of voting your shares, please call MacKenzie Partners, Inc. at 1-800-322-2885 or 212-929-5500 or e-mail lionsgate@mackenziepartners.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on September 10, 2013

        The notice of the Annual Meeting, this proxy statement and the enclosed proxy card will be mailed to shareholders on or about July 30, 2013. Our proxy statement and fiscal 2013 Annual Report to Shareholders will also be available in the Corporate/Reports section on our website at www.lionsgate.com.

        NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED, AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

        Our registered and head office is located at 1055 West Hastings Street, Suite 2200, Vancouver, British Columbia V6E 2E9, and our telephone number there is 877-848-3866. Our principal executive offices and our corporate head office is located at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404, and our telephone number there is 310-449-9200. Our website is located at www.lionsgate.com. Website addresses referred to in this proxy statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this proxy statement. As used in this proxy statement, unless the context requires otherwise, the terms "Lionsgate," "we," "us," "our" and the "Company" refer to Lions Gate Entertainment Corp. and its subsidiaries.

The date of this proxy statement is July 29, 2013

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table presents certain information about beneficial ownership of our common shares as of July 19, 2013 by each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common shares. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable.

Name of Beneficial Owner(1)	Number of Shares	Percent of Total(2)
Capital Research Global Investors(3)	12,128,296	8.9%
FMR, LLC(4)	12,630,694	9.3%
Mark H. Rachesky, M.D.(5)	51,306,525	37.6%

(1)
The addresses for the listed beneficial owners are as follows: Capital Research Global Investors, 333 South Hope Street, Los Angeles, California 90071; FMR LLC, 82 Devonshire Street, Boston, MA 02109; and Mark H. Rachesky, M.D. c/o MHR Fund Management LLC, 40 West 57th Street, 24th Floor, New York, NY 10019.

(2)
The percentage of total common shares owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of common shares deemed to be beneficially held by such person (or group of affiliated persons) as of July 19, 2013, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") by (2) the sum of (A) 136,387,578 which is the number of common shares outstanding as of July 19, 2013; plus (B) the number of common shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of July 19, 2013 or within 60 days thereafter, held by such person (or group of affiliated persons) (i.e., September 17, 2013).

(3)
The information is based solely on a Schedule 13F-HR filed on May 15, 2013 with the SEC by Capital Research Global Investors.

(4)
The information is based solely on a Schedule 13F-HR filed on May 15, 2013 with the SEC by FMR LLC.

(5)
The information is based solely on the information in a Schedule 13D/A filed with the SEC on June 3, 2013 by Dr. Rachesky, MHR Institutional Advisors II LLC, MHR Institutional Partners III LP, MHR Institutional Advisors III LLC, MHRC II LLC, MHR Holdings LLC and MHR Fund Management LLC. According to the Schedule 13D, MHR Institutional Advisors II LLC and MHRC II LLC each have sole voting and dispositive power over 8,278,176 shares, MHR Institutional Partners III LP and MHR Institutional Advisors III LLC as the general partner of MHR Institutional Partners III LP, each has sole voting and dispositive power over 40,297,050 shares, MHR Fund Management LLC and MHR Holdings LLC each have sole voting and dispositive power over 51,261,899 shares and Dr. Rachesky has sole voting and dispositive power over 51,306,525 shares. This includes 41,398 shares and 3,228 restricted share units, payable upon vesting in an equal number of common shares, which are scheduled to vest in three equal annual installments beginning on September 11, 2013, which are held by Dr Rachesky.

 SECURITY OWNERSHIP OF MANAGEMENT

        The following table presents certain information about beneficial ownership of our common shares as of July 19, 2013 by (i) each current director, nominee for director and current named executive officer, and (ii) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable. Except for common shares in brokerage accounts, which may, from time to time together with other securities in the account, serve as collateral for margin loans made in such accounts (other than a $150,000 minimum value of shares required to be held in the Company), no shares reported as beneficially owned have been pledged as security for any loan or indebtedness.

Name of Beneficial Owner(1)	Number of Shares(1)	Percent of Total(2)
Norman Bacal(3)	51,922	*
Steven Beeks(4)	778,610	*
Michael Burns(5)	2,437,204	1.8%
Gordon Crawford	200,312	*
Arthur Evrensel(6)	54,011	*
Jon Feltheimer(7)	3,003,357	2.2%
Frank Giustra(8)	101,578	*
Brian Goldsmith(9)	49,496	*
James Keegan	31,765	*
Morley Koffman(10)	76,202	*
Wayne Levin(11)	82,234	*
Harald Ludwig(12)	127,950	*
G. Scott Paterson(13)	273,062	*
Mark H. Rachesky, M.D.(14)	51,306,525	37.6%
Daryl Simm(15)	61,151	*
Hardwick Simmons(16)	90,417	*
Phyllis Yaffe(17)	24,730	*
All executive officers and current directors as a group (17 persons)	58,750,526	43.1%

*
Less than 1%

(1)
Pursuant to Rule 13d-3(d)(1) of the Exchange Act, amount includes vested restricted share units and restricted share units vesting and options exercisable within 60 days of July 19, 2013 (i.e., September 17, 2013).

(2)
The percentage of total common shares owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of common shares deemed to be beneficially held by such person (or group of affiliated persons) as of July 19, 2013, as determined in accordance with Rule 13d-3 under the Exchange Act by (2) the sum of (A) 136,387,578 which is the number of common shares outstanding as of July 19, 2013; plus (B) the number of common shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of July 19, 2013 or within 60 days thereafter, held by such person (or group of affiliated persons) (i.e., September 17, 2013).

(3)
Includes 1,076 restricted share units that will vest on or before September 17, 2013.

(4)
Includes 591,667 common shares subject to options that are fully exercisable on or before September 17, 2013. Excludes 150,000 share appreciation rights with an exercise price of $5.45.

(5)
Includes 1,050,000 common shares subject to options that are currently exercisable. Excludes a number of common shares equivalent to $187,500 that Mr. Burns received in August 2012 (the first day following each three month anniversary of November 2, 2009 that occurs during the term of his employment agreement).

(6)
Includes 1,076 restricted share units that will vest on or before September 17, 2013.

(7)
Includes 1,050,000 common shares subject to options that are currently exercisable.

(8)
Includes 1,076 restricted share units that will vest on or before September 17, 2013.

(9)
Includes 12,500 restricted share units that will vest on or before September 17, 2013.

(10)
Includes 1,076 restricted share units that will vest on or before September 17, 2013.

(11)
Excludes 75,000 share appreciation rights with an exercise price of $5.17.

(12)
Includes 1,076 restricted share units that will vest on or before September 17, 2013.

(13)
Includes 1,076 restricted share units that will vest on or before September 17, 2013.

(14)
The information is based solely on the information in a Schedule 13D/A filed with the SEC on June 3, 2013 by Dr. Rachesky, MHR Institutional Advisors II LLC, MHR Institutional Partners III LP, MHR Institutional Advisors III LLC, MHRC II LLC, MHR Holdings LLC and MHR Fund Management LLC. According to the Schedule 13D, MHR Institutional Advisors II LLC and MHRC II LLC each have sole voting and dispositive power over 8,278,176 shares, MHR Institutional Partners III LP and MHR Institutional Advisors III LLC as the general partner of MHR Institutional Partners III LP, each has sole voting and dispositive power over 40,297,050 shares, MHR Fund Management LLC and MHR Holdings LLC each have sole voting and dispositive power over 51,261,899 shares and Dr. Rachesky has sole voting and dispositive power over 51,306,525 shares. This includes 41,398 shares and 3,228 restricted share units, payable upon vesting in an equal number of common shares, which are scheduled to vest in three equal annual installments beginning on September 11, 2013, which are directly held by Dr. Rachesky.

(15)
Includes 1,076 restricted share units that will vest on or before September 17, 2013.

(16)
Includes 5,242 restricted share units that will vest on or before September 17, 2013.

(17)
Includes 1,076 restricted share units that will vest on or before September 17, 2013.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Directors

        The Board currently consists of 13 members. Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the 12 persons named below have been nominated for election as directors. Each nominee, if elected at the Annual Meeting, will serve until our 2014 Annual General Meeting of Shareholders, or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated in accordance with our Articles or applicable law. Proxies cannot be voted for a greater number of persons than the nominees named.

        Mr. Bacal, a current director of the Company, will not stand for re-election at the Annual Meeting. Mr. Bacal will, however, continue to serve as a member of the Board until the date of the Annual Meeting.

        The nominees have consented to serve on the Board and the Board has no reason to believe that they will not serve if elected. However, if any of them should become unavailable to serve as a director, and if the Board has designated a substitute nominee, the persons named as proxies will vote for this substitute nominee. There are no family relationships among the nominees for directors or executive officers of the Company. Ages are as of July 19, 2013.

  Michael Burns

    Age: 54

    Director Since: August 1999

    Position with the Company: Mr. Burns has been our Vice Chairman since March 2000.

    Business Experience: Mr. Burns served as Managing Director and Head of the Office at Prudential Securities Inc.'s Los Angeles Investment Banking Office from 1991 to March 2000.

    Other Directorships: Mr. Burns is the Chairman and a co-founder of Novica.com, a private company, and a member of the Board of Visitors of the John E. Anderson Graduate School of Management at the University of California at Los Angeles.

    Qualifications: Since 1999, Mr. Burns joined Mr. Feltheimer in building the Company into a leading global entertainment company with annual revenue of approximately $2.7 billion in fiscal 2013. Through an accomplished career specialized in raising equity within the media and entertainment industry, Mr. Burns brings important business and financial expertise to the Board in its deliberations on complex transactions and other financial matters. Additionally, Mr. Burns' extensive knowledge of, and history with, the Company, his financial and investment banking expertise, his in-depth understanding of our industry, his connections in the business community and relationships with our shareholders, makes Mr. Burns an invaluable advisor to the Board.

  Gordon Crawford

    Age: 66

    Director Since: February 2013

    Business Experience: Since June 1971, Mr. Crawford served in various positions at Capital Research Management, a privately held investment management company. In December 2012, he retired as its Senior Vice President. Currently, Mr. Crawford serves as Chairman of the Board of Trustees of the U.S. Olympic Foundation and Vice Chairman of the Paley Center for Media. Mr. Crawford also served as the Chairman of Southern California Public Radio from 2000 to 2012, and as Vice Chairman at The Nature Conservancy from January 2003 to October 2012.

    Qualifications: Mr. Crawford has been one of the most influential and successful investors in the media and entertainment industry since 1971. This professional experience and deep understanding of the media and entertainment sector makes Mr. Crawford a valuable member of our Board.

  Arthur Evrensel

    Age: 55

    Director Since: September 2001

    Position with the Company: Mr. Evrensel is Chairman of the Compensation Committee of the Board.

    Business Experience: Mr. Evrensel has been a partner with the law firm of Heenan Blaikie LLP since 1992.

    Qualifications: Mr. Evrensel is a leading counsel in entertainment law relating to television and motion picture development, production, financing and distribution, as well as in the areas of new media and video game law. Mr. Evrensel is recognized as one of Canada's leading entertainment lawyers in the Guide to the Leading 500 Lawyers in Canada published by Lexpert/American Lawyer, the Euromoney Legal Media Group's Guide to the World's Leading Technology, Media & Telecommunications Lawyers, and in The Best Lawyers in Canada (Woodward/White). In 2012, he was named Vancouver's Best Lawyer of the Year in Entertainment Law. Mr. Evrensel has also published numerous articles on international co-productions and bank financing in the filmed entertainment industry, has lectured at McGill University, University of British Columbia and the University of Victoria, and has chaired numerous seminars and conferences on the film and television industry in Canada, the United States, China and England. This expertise, along with his in-depth understanding of our industry and his network in the business and entertainment community provide meaningful leadership for the Board.

  Jon Feltheimer

    Age: 61

    Director Since: January 2000

    Position with the Company: Mr. Feltheimer has been our Chief Executive Officer since March 2000 and served as the Co-Chairman of the Board from June 2005 to February 2012.

    Business Experience: Mr. Feltheimer worked for Sony Pictures Entertainment from 1991 to 1999, serving as Founder and President of TriStar Television from 1991 to 1993, as President of Columbia TriStar Television from 1993 to 1995, and, from 1995 to 1999, as President of Columbia TriStar Television Group and Executive Vice President of Sony Pictures Entertainment.

    Other Directorships: Mr. Feltheimer is a director of Horror Entertainment, LLC, a private company of which the Company owns a 34.5% interest ("FEARnet"), and a director of TV Guide Entertainment Group, LLC.

    Qualifications: Since 2000 and during Mr. Feltheimer's tenure, the Company has grown into a leading global entertainment company through a combination of organic growth and accretive strategic acquisitions. As our Chief Executive Officer, Mr. Feltheimer provides a critical link to management's perspective in Board discussions regarding the businesses and strategic direction of the Company. With over 30 years of experience in the entertainment industry, Mr. Feltheimer brings an unparalleled level of strategic and operational experience to the Board, as well as an in-depth understanding of our industry and invaluable relationships in the business and entertainment community.

  Frank Giustra

    Age: 55

    Director Since: December 2010

    Position with the Company: Mr. Giustra founded Lionsgate in 1997 and was our Chairman from 1997 to 2003.

    Business Experience: Since August 2007, Mr. Giustra has been the President and Chief Executive Officer of Fiore Financial Corporation ("Fiore"), a private boutique merchant banking firm focused on creating, financing, and launching investment opportunities in the natural resource sector. Fiore provides certain of its services exclusively to Endeavour Financial Corporation, of which Mr. Giustra was Chairman from January 2001 to August 2007.

    Other Directorships: Since August 2012, Mr. Giustra has been a member of the Board of Directors of Petromanas Energy Inc. (PMI: TSVX). From July 2010 to June 2013, Mr. Giustra was a member of the Board of Directors of Eacom Timber Corporation (ETR: TSXV), from July 2008 to March 2011, a member of the Board of Directors of Gold Wheaton Gold Corp., a former public company then listed on the Toronto Stock Exchange, from February 2010 to September 2010, a member of the Board of Directors of Crew Gold Corporation (CRU: TSX), from October 2009 to September 2010, a member of the Board of Directors of Etruscan Resources Inc., a former public company then listed on the Toronto Stock Exchange, from April 2007 to June 2008, a member of the Board of Directors of Peak Gold Ltd., a former public company then listed on the TSX Venture Exchange, and from October 2005 to February 2007, a member of the Board of Directors of UrAsia Energy Ltd., a former public company then listed on the TSX Venture Exchange. Mr. Giustra is also a member of the Board of Trustees of the William J. Clinton Foundation and International Crisis Group, a director of the Radcliffe Foundation, and sits on the Board of Streettohome Foundation. In June 2007, Mr. Giustra and Former President Bill Clinton launched the Clinton Giustra Sustainable Growth Initiative, which focuses on alleviating poverty in the developing world in partnership with the global mining community.

    Qualifications: Mr. Giustra's reputation and relationships with the investment community, which includes investment banks, commercial banks, and large institutional equity investors, and his prior experience in the entertainment industry as the founder of the Company, provide the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on the Board.

  Morley Koffman, Q.C.

    Age: 83

    Director Since: November 1997

    Position with the Company: Mr. Koffman is Chairman of the Nominating and Corporate Governance Committee of the Board and a member of the Audit Committee of the Board.

    Business Experience: Mr. Koffman is a lawyer with the firm of Koffman Kalef LLP, where he has practiced since 1993.

    Other Directorships: From 1993 to 2007, Mr. Koffman was a director, a member of the Audit Committee and Chairman of the Corporate Governance Committee of Ainsworth Lumber Co. Ltd. (ANS: TSX).

    Qualifications: Mr. Koffman has considerable strength and experience as a corporate and commercial lawyer for the past 50 years. He has also been a director and member of audit committees and corporate governance committees of several public companies over his years of practice. Mr. Koffman's legal background and knowledge of British Columbia law and long-time service on the Audit Committee of the Board and the Nominating and Corporate Governance Committee of the Board provide the Board with the perspective of an experienced lawyer who has evaluated operational and business issues similar to those facing the Company.

  Harald Ludwig

    Age: 58

    Director Since: November 1997 to December 2004, reappointed in June 2005.

    Position with the Company: Mr. Ludwig is a member of the Strategic Advisory Committee of the Board.

    Business Experience: Since 1985, Mr. Ludwig has served as President and Chief Executive Officer of Macluan Capital Corporation, a private equity firm.

    Other Directorships: Mr. Ludwig is a director, a member of the Governance and Nominating Committee and Chairman of the Compensation Committee of West Fraser Timber Co. Limited (WFT: TSX), a director, Chairman of the Corporate Governance and Nominating Committee, and member of the Audit and Compensation Committees of Canadian Overseas Petroleum Limited (formerly Velo Energy, Inc.) (XOP: TSXV), a director and member of the Remuneration Committee of Zattikka plc (ZATT: LON), and a director and member of the Conflict Committee of Seaspan Corporation (SSW: NYSE). From 2007 to 2009, Mr. Ludwig was a director of Third Wave Acquisition Corp., a company formerly listed on the American Stock Exchange, from 2010 to 2012, a director of Prima Columbia Hardwood Inc. (PCT: TSXV), and from 2011 to 2013, a director of West African Iron Ore Corp. (WAI: TSXV).

    Qualifications: With over 30 years of business and investment experience, and as a founding partner or private equity investor in a number of North American and international private equity firms, hedge funds, mezzanine lenders, growth capital providers, distressed investment firms and real estate investment vehicles, Mr. Ludwig provides unique insight and valuable advice on business practices. Moreover, Mr. Ludwig's practical business experience, financial and business acumen and his connections in the business community provide the Board with critical perspective on the business issues the Company faces and make him uniquely qualified to serve on the Board.

  G. Scott Paterson

    Age: 49

    Director Since: November 1997

    Position with the Company: Mr. Paterson is Chairman of the Audit Committee of the Board and a member of the Strategic Advisory Committee of the Board.

    Business Experience: Mr. Paterson is Vice Chairman of NeuLion Inc. (NLN: TSX), a leading provider of live sports content to Internet-connect devices on behalf of customers including the NFL, NHL, NBA and UFC. Mr. Paterson previously served as Chairman and Chief Executive Officer of Yorkton Securities Inc. He also former Chairman of the Canadian Venture Stock Exchange and former Vice Chairman of the Toronto Stock Exchange. In 2009, Mr. Paterson obtained an ICD.d designation by graduating from the Rotman Institute of Corporate Directors at the University of Toronto.

    Other Directorships: Mr. Paterson is Chairman of Symbility Solutions (SY: TSX), Co-Chairman of Gale Force Petroleum Inc. (GFP: TSXV) and Chairman of Apogee Silver Ltd. (APE: TSXV). From 2003 to 2007, Mr. Paterson was a member of the Board and Audit Committee of Rand A Technology Corp. and from 1994 to 2002, a member of the Board of Leitch Technology Corp., both then listed on the Toronto Stock Exchange and both subsequently acquired. In addition, Mr. Paterson is Chairman of the Merry Go Round Children's Foundation and a Governor of Ridley College.

    Qualifications: Mr. Paterson's investment banking background and experience with the Canadian securities industry, together with his management experience at entertainment-related companies provide the Board with significant operational and financial expertise with specific application to the entertainment industry. His varied service as a director and chairman of other public companies brings him a wide range of knowledge surrounding strategic transactions, board of director oversight, corporate responsibility and securities regulations that is valuable to the Board when considering recommendations and decisions for the Company.

  Mark H. Rachesky, M.D.

    Age: 54

    Director Since: September 2009

    Position with the Company: Dr. Rachesky is Chairman of the Board, a member of the Strategic Advisory Committee of the Board and a member of the Compensation Committee of the Board.

    Business Experience: Dr. Rachesky is the President and Founder of MHR Fund Management LLC ("MHR"), an investment firm that he founded in 1996. MHR manages in excess of $5 billion utilizing its highly differentiated approach to investing in distressed middle-market companies with a focus on sourcing through its industry and portfolio company relationships. Dr. Rachesky holds an M.B.A. from the Stanford University School of Business, an M.D. from the Stanford University School of Medicine, and a B.A. from the University of Pennsylvania.

    Other Directorships: Dr. Rachesky is Chairman of the Board of Directors, member of the Executive Committee and Chairman of the Compensation Committee of Loral Space & Communications Inc. (LORL: NASDAQ), Chairman of the Board and member of the Compensation & Corporate Governance Committee of Telesat Canada, Chairman of the Board, Chairman of the Nominating and Corporate Governance Committee and member of the Compensation Committee of Leap Wireless International, Inc. (LEAP: NASDAQ), a director and member of the Governance and Nominating Committee and the Compensation Committee of Emisphere Technologies, Inc. (EMIS: OTCBB), and a director and member of the Nominating and Governance Committee, Finance Committee and Compensation Committee of Navistar International Corporation (NAV: NYSE). Additionally, since 2005, Dr. Rachesky has served as a member of the Board of Directors of NationsHealth, Inc., a company formerly listed on the OTCBB, and from 1999 to 2008, as a member of the Board of Directors of Neose Technologies, Inc.

    Qualifications: Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships. In addition, as the President of MHR, with a demonstrated investment record in companies engaged in a wide range of businesses over the last 15 years, together with his experience as chairman and director of other public and private companies, Dr. Rachesky brings to the Board broad and insightful perspectives relating to economic, financial and business conditions affecting the Company and its strategic direction.

  Daryl Simm

    Age: 52

    Director Since: September 2004

    Position with the Company: Mr. Simm is a member of the Nominating and Corporate Governance Committee of the Board and a member of the Compensation Committee of the Board.

    Business Experience: Since 1998, Mr. Simm has been Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc. (OMC:NYSE), of which he is an officer.

    Qualifications: During his career, Mr. Simm has played a leading role in the decoupling of media services from ad agencies, resulting in the best media values and cost improvements.

    Under Mr. Simm's tenure at Omnicom, the company has been honored as the world's most creative media agency for a number of years by The Gunn Report for Media, which evaluates global media creativity. Additionally, Mr. Simm has received numerous industry awards over the years, including "Media Maven" by Advertising Age and the Media Executive of the Year and Media Innovator Awards. This knowledge and experience in leading a highly successful, entrepreneurial, creative-led agency provides meaningful leadership in these areas to the Board.

  Hardwick Simmons

    Age: 73

    Director Since: June 2005

    Position with the Company: Mr. Simmons is Chairman of the Strategic Advisory Committee of the Board and a member of the Audit Committee of the Board.

    Business Experience: Mr. Simmons currently serves as President of Stonetex Oil Company and as a director of various privately held companies. From February 2001 to June 2003, Mr. Simmons served first as Chief Executive Officer and then as Chairman and Chief Executive Officer at The NASDAQ Stock Market Inc. From May 1991 to December 2000, Mr. Simmons served as President and Chief Executive Officer of Prudential Securities Incorporated.

    Other Directorships: Mr. Simmons is currently the Lead Director and Chairman of the Audit Committee of Raymond James Financial (RJF: NYSE). Additionally, from 2007 to 2009, Mr. Simmons was a director of Geneva Acquisition Corp., a company listed on the American Stock Exchange.

    Qualifications: Mr. Simmons, through an accomplished career overseeing one of the largest equity securities trading markets in the world and other large complex financial institutions, brings important business and financial expertise to the Board in its deliberations on complex transactions and other financial matters. In addition, his broad business knowledge, connections in the business community, and valuable insight regarding investment banking and regulation is relevant to the Board's oversight of the Company's business.

  Phyllis Yaffe

    Age: 64

    Director Since: September 2009

    Position with the Company: Ms. Yaffe is a member of the Audit Committee of the Board and a member of the Nominating and Corporate Governance Committee of the Board.

    Business Experience: From June 2005 to December 2007, Ms. Yaffe was Chief Executive Officer and a member of the Board of Directors of Alliance Atlantis Communications, a media company for whom she has worked in several capacities since 1998. Alliance Atlantis Communications was acquired in 2007 by CanWest Global Communications.

    Other Directorships: Ms. Yaffe is Lead Director, the Chair of the Nominating and Governance Committee and a member of the Salary and Organization Committee of Torstar Corporation (TS.B: TSX), and the Chair of the Board of Cineplex Entertainment LP. Cineplex Inc. owns approximately 99.6% of Cineplex Entertainment LP (CGX: TSX). Additionally, from 2010 to July 2013, Ms. Yaffe was a director of Astral Media, Inc. (ACM: TSX). Ms. Yaffe is also Chair of the Board of Governors of Ryerson University, the Chair of Women Against Multiple Sclerosis (Canada) and a member of the Board of Directors of Blue Ant Media, an independent Canadian broadcasting and media company specializing in the operation of multi-platform broadcast and video-on-demand channels and content production.

    Qualifications: Ms. Yaffe has extensive experience in the entertainment industry. At Alliance Atlantis, Ms. Yaffe was responsible for overseeing worldwide operations, including all of its Canadian specialty television channels, its international television distribution business and the hit CSI franchise. In 1999, Ms. Yaffe was selected as the Canadian Women in Communications Woman of the Year, and received the Lifetime Achievement Award from Women in Film and Television in April 2000. In 2006, Ms. Yaffe was included in the Women's Executive Network's list of Canada's 100 Most Powerful Women and in November 2007, she was inducted into the Canadian Association of Broadcasters' Broadcast Hall of Fame. Ms. Yaffe brings to the Board new broadcast expertise as the Company continues its successful diversification into television production and broadcasting.

Vote Required and Board Recommendation

        The affirmative vote of a majority of votes cast by holders of the common shares present at the Annual Meeting or represented by proxy is required for the election of each of the nominated directors. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the election of each of the nominated directors.

        UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR. THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

PROPOSAL 2

RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        At the request of the Audit Committee, Ernst & Young LLP will be nominated at the Annual Meeting for re-appointment as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2014 at remuneration to be fixed by the Audit Committee. Ernst & Young LLP has been our independent registered public accounting firm since August 2001.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions from shareholders.

Vote Required and Board of Directors Recommendation

        The affirmative vote of a majority of votes cast by holders of the common shares present at the Annual Meeting or represented by proxy is required for the re-appointment of Ernst & Young LLP as our independent registered public accounting firm. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the re-appointment of Ernst & Young LLP as our independent registered public accounting firm.

        UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2014, AT A REMUNERATION TO BE DETERMINED BY THE AUDIT COMMITTEE. THE BOARD RECOMMENDS THEIR RE-APPOINTMENT.

 PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        The Company is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers (as defined below) as disclosed pursuant to the SEC's executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

        In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board will request your advisory vote on the following resolution at the Annual Meeting:

    RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

        This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

        The Company's current policy is to provide shareholders with an opportunity to approve the compensation of the Named Executive Officers each year at the Annual Meeting of Shareholders. It is expected that the next such vote will occur at the 2014 Annual Meeting.

Vote Required

        Approval of this Proposal No. 3 requires the affirmative vote of the holders of a majority of the Company's common shares present at the Annual Meeting in person or by proxy and entitled to vote on this proposal. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the advisory vote to approve executive compensation.

Recommendation of the Board

        THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 3.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Leadership Structure

        The Board is currently comprised of the following members:

  •
  an independent, non-executive Chairman;

  •
  an executive Chief Executive Officer;

  •
  an executive Vice Chairman; and

  •
  ten other independent directors (see Director Independence below).

        Mr. Feltheimer is the Chief Executive Officer of the Company, and together with Mr. Burns, the Company's Vice Chairman, have led the Company's development over the past 13 years. The Board believes it is appropriate for Messrs. Feltheimer and Burns to be on the Board in an executive capacity, as they are responsible for the day-to-day supervision, management and control of the business and affairs of the Company, develops its strategic direction, and serve as a bridge between management and the Board to support the alignment of the goals of both.

        Dr. Rachesky is the Chairman of the Board and the lead independent director of the Board. Dr. Rachesky provides leadership as a non-executive Chairman and helps ensure independent oversight of the Company. Dr. Rachesky also presides over the regularly scheduled executive sessions of the non-management directors. In furtherance of the independent oversight of management, the non-management directors routinely meet and hold discussions without management present.

        In keeping with good corporate governance practices, we maintain a majority of independent directors. The Board currently has 11 independent members. A number of our independent Board members are currently serving or have served as directors or as members of senior management of other public companies. All of the committees of the Board are comprised solely of independent directors, each with a different independent director serving as chairperson of the committee. We believe that the number of independent experienced directors that make up the Board, along with the independent oversight of the Board by the non-executive Chairman, benefits the Company and our shareholders.

        The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board in its discretion may elect a Chairman from among its members. The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of the Company at this time.

Board Role in Risk Oversight

        The Company's management is responsible for communicating material risks to the Board and its committees, who provide oversight over the risk management practices implemented by management. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board may maintain oversight over such risks through the receipt of reports from the committee to the full Board. In addition, if a particular risk is material or where otherwise appropriate, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a committee. The Board and committee reviews occur principally through the receipt of reports from Company management on these areas of risk and discussions with management regarding risk assessment and risk management.

        Full Board.    At its regularly scheduled meetings, the Board generally receives reports from management which include information relating to specific risks faced by the Company. As appropriate, the Company's Chief Executive Officer or other members of senior management provide strategic and operational reports, which include risks relating to the Company's core theatrical film, home entertainment and television business, as well as the Company's joint venture and channels businesses. The Company's Vice Chairman reports on the Company's various investments, including analysis of prospective capital sources and uses. The Company's Chief Financial Officer reports on credit and liquidity risks, the integrity of internal controls over financial reporting and on internal audit activities. The Company's General Counsel reports on legal risks and reviews material litigation with the Board. Additionally, at each regularly scheduled Board meeting, the full Board may receive reports from individual committee chairpersons, which may include a discussion of risks initially overseen by the committees for discussion and input from the full Board. As noted above, in addition to these regular reports, the Board receives reports on specific areas of risk from time to time, such as cyclical or other risks that are not covered in the regular reports given to the Board and described above. Outside of formal meetings, Board members also have regular access to senior executives, including the Chief Executive Officer, Chief Financial Officer, Chief Operating Officers, Chief Accounting Officer, General Counsel and other division heads. The committee and management reports and real-time management access collectively provide the Board with integrated insight on the Company's management of its risks.

        Committees.    The Board also carries out its oversight responsibility through the delegation to its committees of responsibilities related to the oversight of certain risks, as follows:

  •
  The Audit Committee, as part of its internal audit and independent auditor oversight, is responsible for reviewing the Company's risk assessment and risk management and discusses risks as they relate to its review of the Company's financial statements, the evaluation of the effectiveness of internal control over financial reporting, compliance with legal and regulatory requirements, performance of the internal audit function, and review of related party transactions, among other responsibilities set forth in the Audit Committee's charter.

  •
  The Compensation Committee monitors risks related to the Company's compensation practices, including practices related to equity programs, other executive or Company wide incentive programs.

  •
  The Nominating and Corporate Governance Committee oversees risk as it relates to monitoring developments in law and practice with respect to the Company's corporate governance processes, independence of the Board and director and management succession and transition.

Policy on Hedging

        The Board recognizes that hedging against losses in the Company's securities may disturb the alignment between the interests of our officers and directors and those of our other shareholders in our performance and prospects. For this reason, officers, directors and employees are prohibited from entering into short sales of our securities, trading in "puts" and "calls" or other derivative securities that relate to our common shares, and hedging or monetization transactions (such as zero-cost collars and forward sale contracts) that designated to hedge or offset any decrease in the market value of our securities.

Role of the Board

        The Board reviews and regularly monitors the effectiveness of the Company's fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives, and seeks to enhance shareholder value over the long term. The key practices and procedures of the Board are outlined in our Corporate Governance Guidelines available on the Corporate/Governance/Governance Documents section of our website at www.lionsgate.com.

        The Board held a total of eight meetings in fiscal 2013 (including regularly scheduled and special meetings of the Board, which were held in person or via teleconference) and took action via unanimous written consent four times. Each director attended at least 75% of the aggregate number of meetings of the Board and, meetings of committees on which he or she served in fiscal 2013. All directors are invited, but not required, to attend the Annual Meeting. All of our then current directors attended our 2012 Annual General Meeting of Shareholders in person.

Board Committees and Responsibilities

        The Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic Advisory Committee. The table below provides current membership information for our standing committees, as well as meeting information for such committees.

  Audit Committee

Number of Members	4
Current Members	G. Scott Paterson, Chairman Morley Koffman Hardwick Simmons Phyllis Yaffe
Meetings held in fiscal 2013	6

        Messrs. Paterson (Chairman), Koffman, Simmons and Ms. Yaffe are the current members of the Audit Committee. The Audit Committee held six meetings during fiscal 2013 (in person or via teleconference). The Audit Committee is governed by a written charter adopted by the Board, which is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

        Pursuant to its charter, the duties and responsibilities of the Audit Committee include, among other things, the following:

  •
  overseeing the integrity of the Company's financial statements;

  •
  overseeing the Company's compliance with legal and regulatory requirements;

  •
  overseeing the independent auditor's qualifications and independence;

  •
  overseeing the performance of the Company's internal audit function and independent auditor; and

  •
  preparing the reports required by applicable SEC and Canadian securities commissions' disclosure rules.

        The Board has determined that each member of the Audit Committee qualifies as an "independent" director under the New York Stock Exchange (the "NYSE") listing standards and the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(1) under the Exchange Act and that each member of the Audit Committee is "independent" and "financially literate" as prescribed by Canadian securities laws, regulations, policies and instruments. Additionally, the Board has determined that Mr. Paterson is an "audit committee financial expert" under applicable SEC rules and has "accounting or related financial management expertise" under the NYSE listing standards.

  Compensation Committee

Number of Members	3
Current Members	Arthur Evrensel, Chairman Mark H. Rachesky, M.D. Darryl Simm
Meetings held in fiscal 2013	12

        Messrs. Evrensel (Chairman), Rachesky and Simm are the current members of the Compensation Committee. The Compensation Committee consisted of Mr. Evrensel, Dr. Rachesky and Mr. Giustra until February 2013, when Mr. Simm replaced Mr. Giustra on the committee. The Compensation Committee held twelve meetings during fiscal 2013 (in person or via teleconference) and took action via unanimous written consent one time. The Compensation Committee is governed by a written charter adopted by the Board, which is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

        Pursuant to its charter, the duties and responsibilities of the Compensation Committee include, among other things, the following:

  •
  reviewing, evaluating and making recommendations to the Board with respect to management's proposals regarding the Company's overall compensation policies and practices and overseeing the development and implementation of such policies and practices;

  •
  evaluating the performance of and reviewing and approving the level of compensation for our Chief Executive Officer and Vice Chairman;

  •
  in consultation with our Chief Executive Officer, considering and approving the selection, retention and compensation arrangements for other executive officers and employees of the Company with compensation arrangements that meet the requirements for Compensation Committee review, and establishing, reviewing and approving compensation plans in which such executive officers and employees are eligible to participate;

  •
  reviewing and recommending for adoption by the Board incentive compensation plans and equity compensation plans and administering such plans and approving award grants thereunder to eligible persons; and

  •
  reviewing and recommending to the Board compensation for the Board and committee members.

        The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate, but no subcommittee will have final decision-making authority on behalf of the Board unless so authorized. The Compensation Committee has no current intention to delegate any of its authority to any subcommittee. Our executive officers, including the Named Executive Officers, do not have any role in determining the form or amount of compensation paid to the Named Executive Officers and our other senior executive officers. However, our Chief Executive Officer and Chief Operating Officers make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers. Pursuant to its charter, the Compensation Committee is also authorized, after considering such independence factors as may be required by the NYSE rules or applicable SEC rules, to retain independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. See Compensation Discussion and Analysis for additional discussion of the Compensation Committee's role and responsibilities.

        The Board has determined that each member of the Compensation Committee qualifies as an "independent" director under the NYSE listing standards.

  Nominating and Corporate Governance Committee

Number of Members	3
Current Members	Morley Koffman, Chairman Daryl Simm Phyllis Yaffe
Meetings held in fiscal 2013	2

        Messrs. Koffman (Chairman), Simm and Ms. Yaffe are the current members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held two meetings during fiscal 2013 (in person or via teleconference). The Nominating and Corporate Governance Committee is governed by a written charter adopted by the Board which is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

        Pursuant to its charter, the duties and responsibilities of the Nominating and Corporate Governance Committee include, among other things, the following:

  •
  identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board, including those recommended by our shareholders;

  •
  considering and recommending to the Board the director nominees for each annual meeting of shareholders, the Board committees and the Chairpersons thereof;

  •
  developing and recommending to the Board a set of corporate governance guidelines applicable to the Company; and

  •
  overseeing the evaluation of the Board and management.

        The Board nominates directors for election at each annual meeting of shareholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election. In considering candidates for the Board, the Nominating and Corporate Governance Committee reviews the entirety of each candidate's credentials. In particular, the committee's assessment of potential candidates for election includes, but is not limited to, consideration of: (i) relevant knowledge and diversity of background and experience; (ii) understanding of the Company's business; (iii) roles and contributions valuable to the business community; (iv) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (v) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings; (vi) compatibility with our Chief Executive Officer, senior management and the culture of the Board; and (vii) other factors deemed relevant. With regard to diversity, the Company is committed to considering candidates for the Board regardless of gender, ethnicity and national origin.

        The Nominating and Corporate Governance Committee assesses the Board's current and anticipated strengths and needs based upon the Board's then-current profile and the Company's current and future needs, and screens the slate of candidates to identify the individuals who best fit the criteria listed above. During the selection process, the Nominating and Corporate Governance Committee seeks inclusion and diversity within the Board. Although we do not currently have a policy with regard to the consideration of diversity in identifying candidates for election to the board, the Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse board, and takes diversity considerations into account when identifying candidates. The Nominating and Corporate Governance Committee utilizes a broad concept of diversity, including diversity of professional experience, employment history, prior experience on other boards of directors, and more familiar diversity concepts such as race, gender and national origin. These factors, and others considered useful by the Nominating and Corporate Governance Committee, will be reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. Prior to the nomination of a new director, the Nominating and Corporate Governance Committee follows prudent practices, such as interviews of the potential nominee conducted by members of the Board and senior management.

        For instructions on how shareholders may submit recommendations for director nominees to the Nominating and Corporate Governance Committee, see Shareholder Communications below.

        The Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as an "independent" director under the NYSE listing standards.

  Strategic Advisory Committee

Number of Members	4
Current Members	Hardwick Simmons, Chairman Harald Ludwig G. Scott Paterson Mark H. Rachesky, M.D.
Meetings held in fiscal 2013	2

        Messrs. Simmons (Chairman), Ludwig, Paterson and Rachesky are the current members of the Strategic Advisory Committee. The Strategic Advisory Committee held two meetings during fiscal 2013 (in person or via teleconference). The Strategic Advisory Committee is responsible for reviewing the Company's strategic plan, meeting with management on a periodic basis to review operations against the plan, as well as overseeing preliminary negotiations regarding strategic transactions and, when applicable, acting as a pricing and approval committee on certain transactions.

        Each member of the Strategic Advisory Committee qualifies as an "independent" director under the NYSE listing standards.

Shareholder Communications

        The Board recognizes the importance of providing our shareholders and interested parties with a means of direct communication with the members of the Board. Shareholders and interested parties who would like to communicate with the Chairman of the Board or our non-employee directors as a group may do so by writing to the Board or our non-employee directors as a group, care of our Corporate Secretary, at either of our principal executive offices. The complete text of our Policy on Shareholder Communications is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com. Our Corporate Secretary will log in all shareholder and interested party correspondence and forward to the director addressee(s) all communications that, in his judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for board of director review will be handled by our Corporate Secretary. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of the Chairman of the Audit Committee.

        Shareholder recommendations for director nominees are welcome and should be sent to our General Counsel and Chief Strategic Officer at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404, who will forward such recommendations to the Chairman of the Nominating and Corporate Governance Committee. At the time a shareholder makes a recommendation the shareholder must provide:

  •
  the name and address of the shareholder who makes the recommendation and of the candidate(s);

  •
  all information about the candidate(s) that we would be required to disclose in a proxy statement in accordance with the Exchange Act;

  •
  certification of whether the candidate meets the requirements to be

  •
  independent under the NYSE listing standards and as prescribed by Canadian securities laws,

    •
    unrelated under the BC Act,

    •
    a non-management director under Rule 16b-3 of the Exchange Act, and

    •
    an outside director under §162(m) of the Internal Revenue Code;

  •
  proof of the candidate's consent to serve on the Board if nominated and elected;

  •
  proof of the candidate's agreement to complete, upon request, any questionnaire(s) customary for the Company's directors; and

  •
  if a shareholder recommending a candidate is not a record holder the shareholder must provide evidence of eligibility as set forth in Exchange Act Rule 14a-8(b)(2).

        The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders in the same manner as candidates recommended by other sources, including evaluating the candidate against any standards and qualifications set out in the committee's guidelines and criteria approved by the Board from time to time.

        Our policy on shareholder and interested party communications may be amended at any time with the consent of the Nominating and Corporate Governance Committee.

Codes of Conduct and Ethics

        We have a Code of Business Conduct and Ethics that applies to all our directors, officers and employees, and a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Each of these codes is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. We will disclose on our website waivers of, or amendments to, either code that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or persons performing similar functions.

Director Independence

        It is the policy of the Board that a majority of directors be "independent" of the Company and of the Company's management. For a director to be deemed "independent," the Board will affirmatively determine that the director has no material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates. In making this determination, the Board will apply, at a minimum and in addition to any other standards for independence established under applicable statutes and regulations, the following standards, which are available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com and which may be amended or supplemented, from time to time:

  •
  A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years an executive officer of the Company will not be deemed independent. Employment as an interim Chairman or Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following that employment.

  •
  A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer, and compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company will not be considered in determining independence under this test.

  •
  (A) A director who is a current partner or employee of a firm that is the Company's internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company's audit; or (D) a director who was, or whose immediate family member was, within the last three years a partner or employee of such a firm and personally worked on the Company's audit within that time will not be deemed independent.

  •
  A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the time serves or served on that company's compensation committee will not be deemed independent.

  •
  A director who is a current employee, or whose immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity's consolidated gross revenues, will not be deemed independent. In applying this test, both the payments and the consolidated gross revenues shall be those reported in the last completed fiscal year.

        Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of director independence in June 2013. During the annual review, the Board considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates, including those reported under the heading Certain Relationships and Related Transactions below. The Board also examined transactions and relationships between directors or their affiliates and members of the Company's senior management or their affiliates. As provided in our Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is "independent." The Nominating and Corporate Governance Committee, with assistance from counsel, regularly reviews our Corporate Governance Guidelines to ensure their compliance with Canadian law and SEC and NYSE regulations. The full text of our Corporate Governance Guidelines is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

        As a result of this review, the Board affirmatively determined that each of Messrs. Bacal, Crawford, Evrensel, Giustra, Koffman, Ludwig, Paterson, Dr. Rachesky, Simm, Simmons and Ms. Yaffe are "independent" under our Standards for Director Independence, Canadian standards, SEC rules and regulations and the NYSE listing standards. Each of these directors meets the independence requirements adopted by the Board as set forth above and has no other material relationships with the Company that the Board, after considering all relevant facts and circumstances, believes would interfere with the exercise of independent judgment in carrying out such director's responsibilities.

        In making its determination that Messrs. Bacal and Evrensel are "independent" directors, the Board noted that Heenan Blaikie LLP, of which Messrs. Bacal and Evrensel are partners, is the Company's outside Canadian corporate counsel. Given that neither Mr. Bacal nor Mr. Evrensel directly represented the Company in any legal matters in fiscal 2013 and the Company's payments to Heenan Blaikie LLP for services rendered in fiscal 2013 represented less than 2% of such firm's total consolidated gross revenues for its last fiscal year, the Board concluded that this relationship does not affect their status as "independent" directors.

Director Compensation

        The Compensation Committee reviews and makes recommendations to the Board with respect to compensation of the Board and committee members. In April 2012, the Compensation Committee engaged Pearl Meyer & Partners ("PM&P"), an independent third party consultant, to review the compensation provided to members of the Board who are not employees of the Company or any of its subsidiaries (the "Non-Employee Directors"). In conducting its assessment, PM&P reviewed the following: (i) the components of the Company's then-current Non-Employee Director compensation program; (ii) the Company's non-executive chairman compensation relative to the Company's Non-Employee Director compensation; (iii) the general structure of the Board (including past and projected time commitments for service on the Board); and (iv) Non-Employee Director compensation among two comparator groups consisting of (a) a group of companies in the industry with revenues ranging from $750 million to $3 billion and (b) a select group of seven companies within the broader media and leisure product industries (consisting of DreamWorks Animation SKG, Inc., Electronic Arts, Inc., John Wiley & Sons, Inc., Madison Square Garden Co., Netflix, Inc., Scholastic Corp. and Sirius XM Radio, Inc.). PM&P's assessment found the Company's then-current non-employee director compensation levels to be in the bottom quartile of the comparators.

        Based on PM&P's assessment and as recommended and approved by the Compensation Committee and the Board at meetings held in May 2012, effective May 24, 2012, the Non-Employee Directors currently receive an annual retainer of $50,000, an award of restricted share units with a grant date value of $50,000 granted annually on the date of the Company's Annual General Meeting of Shareholders and a fee of $1,400 for each meeting of a committee on which a Non-Employee Director is a member and attends, in person or via teleconference or videoconference. The restricted share units vest in annual installments over three years following the date of grant and are paid upon vesting in an equivalent number of the Company's common shares. Additionally, the non-employee Chairman of the Board receives an additional annual retainer of $52,000, the Chairman of the Audit Committee receives an additional annual retainer of $15,000, and the Chairman of the Compensation Committee, the Chairman of the Nominating and Corporate Governance Committee, and the Chairman of the Strategic Advisory Committee each receive an additional annual retainer of $10,000.

        The retainers and fees for the Non-Employee Directors are paid, at the director's election, either 50% in cash and 50% in the form of the Company's common shares or 100% in the form of the Company's common shares. Retainers are paid in two installments each year, with the number of the Company's common shares to be delivered in payment of any retainer to be determined by dividing the dollar amount of the retainer to be paid in the form of the Company's common shares by the average closing price of the Company's common shares for the previous five business days prior to payment.

        The Company requires that Non-Employee Directors maintain an ownership position in the Company of at least $150,000 of the Company's common shares; provided, however, that new directors shall have three years from their initial election to the Board to reach this ownership threshold. Pursuant to the Company's policies, directors are also reimbursed for reasonable expenses incurred in the performance of their duties.

        The following table presents information regarding compensation paid to each of our Non-Employee Directors for services rendered during fiscal 2013. Compensation paid to Messrs. Feltheimer and Burns, each of whom is also employed by us, is presented in the Summary Compensation table and the related explanatory tables.

 DIRECTOR COMPENSATION—FISCAL 2013

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2)(3) (c)	Option Awards ($)(3) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Norman Bacal	$51,348	$50,000	$—	$—	$—	$—	$101,348
Gordon Crawford(4)	$7,292	$—	$—	$—	$—	$—	$7,292
Arthur Evrensel	$78,148	$50,000	$—	$—	$—	$—	$128,148
Frank Giustra	$65,348	$50,000	$—	$—	$—	$—	$115,348
Morley Koffman	$71,148	$50,000	$—	$—	$—	$—	$121,148
Harald Ludwig	$54,148	$50,000	$—	$—	$—	$—	$104,148
G. Scott Paterson	$77,548	$50,000	$—	$—	$—	$—	$127,548
Mark H. Rachesky, M.D.	$122,948	$50,000	$—	$—	$—	$—	$172,948
Daryl Simm	$54,148	$50,000	$—	$—	$—	$—	$104,148
Hardwick Simmons	$71,148	$50,000	$—	$—	$—	$—	$121,148
Phyllis Yaffe	$61,148	$50,000	$—	$—	$—	$—	$111,148

(1)
The amounts reported in column (b) represent director annual retainer, chairman fees and meeting fees earned during fiscal 2013, paid, at the director's election, either 50% in cash and 50% in the form of our common shares, or 100% in the form of our common shares. The value of the common shares is calculated using the average closing price of our common shares for the last five business days prior to payment. Payments of common shares are made twice a year in April and October of each year. During fiscal 2013, our Non-Employee Directors who elected to receive 50% of their retainers and fees in the form of common shares received the following number of shares: Mr. Evrensel, 2,185 shares, Mr. Giustra, 1,834 shares, Mr. Koffman, 1,968 shares, Mr. Ludwig, 1,510 shares, Mr. Simm, 1,493 shares and Mr. Simmons, 1,984 shares. During fiscal 2013, our Non-Employee Directors who elected to receive 100% of their retainers and fees in the form of common shares received the following number of shares: Mr. Bacal, 2,832 shares, Mr. Crawford, 312 shares, Mr. Paterson, 4,302 shares, Dr. Rachesky, 4,009 shares and Ms. Yaffe, 2,717.

(2)
The amounts reported in columns (c) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company's financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 12 to the Company's Audited Consolidated Financial Statements, included as part of the Company's 2013 Annual Reports filed on Form 10-K filed with the SEC on May 30, 2013.

(3)
The following table presents the number of unvested stock awards held by each of our Non-Employee Directors as of March 31, 2013. No Non-Employee Directors held any outstanding option awards as of that date.

Director	Number of Unvested Shares of Restricted Share Units as of 3/31/13
Norman Bacal	3,228
Gordon Crawford	—
Arthur Evrensel	3,228
Frank Giustra	7,395
Morley Koffman	3,228
Harald Ludwig	3,228
G. Scott Paterson	3,228
Mark H. Rachesky, M.D.	3,228
Daryl Simm	3,228
Hardwick Simmons	7,395
Phyllis Yaffe	3,228
(4)
Mr. Crawford was appointed to the Board effective February 7, 2013.

MANAGEMENT

Biographical Information

        The following is a list of our executive officers followed by their biographical information (other than for Messrs. Feltheimer and Burns, whose biographical information appears above). Ages are as of July 19, 2013.

Name	Age	Position
Jon Feltheimer	61	Chief Executive Officer and Director
Michael Burns	54	Vice Chairman and Director
Steven Beeks	56	Co-Chief Operating Officer and President, Motion Picture Group
Brian Goldsmith	41	Co-Chief Operating Officer
James Keegan	55	Chief Financial Officer and Chief Administrative Officer
Wayne Levin	50	General Counsel and Chief Strategic Officer

        Steven Beeks.    Mr. Beeks has been our President, Motion Picture Group, since March 2012, our Chief Operating Officer since April 2007, our Co-Chief Operating Officer since September 2007, and the President of Lions Gate Entertainment Inc., our wholly owned subsidiary, since December 2003. From July 2006 to March 2012, Mr. Beeks served as our President, and from January 1998 to December 2003, as the President of Artisan Home Entertainment Inc., our wholly owned subsidiary.

        Brian Goldsmith.    Mr. Goldsmith has been our co-Chief Operating Officer since October 2012, and served as our Executive Vice President, Corporate Development and Strategy, from September 2008 to October 2012. Prior to that, Mr. Goldsmith served as the Chief Operating Officer and Chief Financial Officer of Mandate Pictures, LLC, a wholly-owned subsidiary of the Company since September 2007.

        James Keegan.    Mr. Keegan has been our Chief Financial Officer since September 2002 and our Chief Administrative Officer since April 2002. From September 1998 to April 2002, Mr. Keegan was the Chief Financial Officer of Artisan Entertainment Inc., our wholly owned subsidiary. From April 1989 to March 1990, Mr. Keegan was Controller of Trimark Holdings, Inc. and from March 1990 to August 1998, he was the Chief Financial Officer of Trimark Holdings, Inc.

        Wayne Levin.    Mr. Levin has been our Chief Strategic Officer since February 2013 and our General Counsel since November 2000. Previously, Mr. Levin had been our Executive Vice President, Corporate Operations since February 2004. Mr. Levin had been our Executive Vice President, Legal and Business Affairs since November 2000. Mr. Levin worked for Trimark Holdings, Inc. from September 1996 to November 2000, first as Director of Legal and Business Affairs from 1996 to 1998 and then as General Counsel and Vice President from 1998 to 2000.

Appointment of Executive Officers

        Our officers are appointed and serve at the discretion of the Board. The employment agreements for the Named Executive Officers (as defined under Executive Compensation below) are described in Executive Compensation Information—Description of Employment Agreements below.

 COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis ("CD&A") is designed to provide stockholders with an understanding of the Company's executive compensation philosophy and objectives as well as the analysis that the Compensation Committee performs in setting executive compensation. In doing so, it describes the material elements of compensation awarded to, earned by or paid to the individuals who served as our principal executive officer or our principal financial officer during fiscal 2013, and our three other most highly compensated executive officers for fiscal 2013 (the "Named Executive Officers"). The Named Executive Officers for fiscal 2013 are:

Name	Position
Jon Feltheimer	Chief Executive Officer and Director
Michael Burns	Vice Chairman and Director
Brian Goldsmith	Co-Chief Operating Officer
James Keegan	Chief Financial Officer and Chief Administrative Officer
Wayne Levin	General Counsel and Chief Strategic Officer

Executive Summary

        The Company is a leading global entertainment company with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, family entertainment, digital distribution, new channel platforms and international distribution and sales. The Company believes that the design of its executive compensation program as described in this CD&A plays an important role in attracting and retaining top executive talent and providing appropriate incentives for those executives to achieve continued growth of the Company and the creation of value for our shareholders.

        For fiscal 2013, the Company reported strong fiscal performance. The Company's fiscal 2013 revenue of $2.71 billion represented an increase of approximately 71% compared over its revenue of $1.59 billion in the prior year. The Company's adjusted EBITDA of $329.7 million for fiscal 2013 represented an increase of approximately 360% over adjusted EBITDA of $71.6 million in the prior year. Net income for the fiscal year was $232.1 million or $1.73 basic net income per share compared to a $(39.1) million net loss or $(0.30) basic net loss per share during the prior year. Free cash flow of $280.5 million for fiscal 2013 compared to negative free cash flow of $(86.9) million in the prior year. The Company's filmed entertainment backlog, or already contracted future revenue not yet recorded, was $1.1 billion at March 31, 2013.1

        As shown in the graph below, the Company's total shareholder return has outpaced the returns for the NYSE Composite Index and the S&P Movies & Entertainment Index for the period commencing March 31, 2008 and ending March 31, 2013.

1
See Annex A to this Proxy Statement for definitions of the non-GAAP financial measures discussed in this summary (i.e., adjusted EBITDA and free cash flow) and a reconciliation of each such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Lions Gate Entertainment Corporation, the NYSE Composite Index,
and the S&P Movies & Entertainment Index

*
$100 invested on 3/31/08 in stock or index, including reinvestment of dividends. Fiscal year ending March 31.

	3/08	3/09	3/10	3/11	3/12	3/13
Lions Gate Entertainment Corporation	100.00	51.79	64.00	64.10	142.77	243.79
NYSE Composite	100.00	58.27	89.37	103.15	103.27	117.72
S&P Movies & Entertainment	100.00	52.25	102.15	127.22	135.82	193.15

        During fiscal 2013, the Company also delivered value to its shareholders as our stock price increased by approximately 71% from $13.92 at the beginning of the fiscal year to $23.77 at the end of the fiscal year. As of July 19, 2013, our stock price had increased further to $32.63.

Key Features of Our Executive Compensation Program

        The Compensation Committee believes that the executive compensation program includes key features that align the interests of the Named Executive Officers and the Company's long-term strategic direction with the interests of our shareholders. Our program's key features include:

  •
  Align pay with short-term and long-term performance:

  •
  Executives' pay reflects performance achieved in financial and operational results (through the discretionary annual cash bonus plan and performance-based equity awards) and shareholder value creation (through equity awards).

  •
  Competitive, market based pay with pay positioning generally targeted between the 25th and 50th percentile of peer companies.

  •
  Significant pay is at risk:

  •
  The Company provides both annual incentive opportunities as well as long-term equity awards to motivate performance and constitute a substantial majority of each executive's total compensation opportunity.

    •
    The Compensation Committee retains discretion in assessing performance and awarding payouts under the annual incentive plan and performance-based equity grants.

  •
  Compensation is balanced:

  •
  The compensation program provides a mix of fixed compensation and short- and long-term variable compensation to mitigate excessive risk taking behavior.

  •
  Limited benefits and perquisites are provided.

        During the past year, the Company has entered into new employment agreements with each of the Named Executive Officers. We believe these agreements have helped to create stability for our management team and contributed to the Company's strong performance during fiscal 2013, as outlined above. These new agreements were also structured to incorporate a number of features that we believe represent best practices in executive compensation and are generally favored by shareholders. In particular, these agreements do not provide for any accelerated vesting of equity awards or other payments or benefits that are triggered solely by a change in control (i.e., there are no "single-trigger" benefits) or any rights for the executive to be grossed up for any taxes imposed on excess parachute payments in connection with a change in control or any other benefits. The new agreements also do not include any right for the executive to voluntarily terminate employment in connection with a change in control and receive severance (other than certain "good reason" terminations that we believe would constitute a constructive termination of the executive's employment).

        As noted below, equity award grants are generally made to the Named Executive Officers in connection with the executive's entering into a new employment agreement with the Company. The Company typically does not grant equity-based awards to its executive officers at any other time. Because the Company entered into new agreements with each of the Named Executive Officers (other than Mr. Feltheimer) during fiscal 2013, the compensation for certain executives reported in the Summary Compensation Table below for fiscal 2013 is greater than the other fiscal years in the table because, under applicable SEC rules, the full grant date fair value of equity awards (as determined for accounting purposes) is required to be reported in the table as compensation for the fiscal year in which the award was granted.

Executive Compensation Program Objectives

        The goal of the Company's executive compensation program is to facilitate the creation of long-term value for the Company's shareholders by attracting, motivating, and retaining qualified senior executive talent. To this end, the Company has designed and administered the Company's compensation program to appropriately reward its executives for sustained financial and operating performance, to align their interests with those of the Company's shareholders, and to encourage them to remain with the Company for long and productive careers. To achieve alignment with shareholder interests, the Compensation Committee believes that the Company's compensation program provides significant, but appropriate, rewards for outstanding performance. The majority of the Company's senior executives' compensation is "at risk" in the form of annual and long-term incentive awards that are paid, if at all, based upon Company and individual performance. The Compensation Committee's general philosophy is that bonus and equity compensation should fluctuate with the Company's success in achieving financial and other goals, and that the Company should continue to use long-term compensation such as restricted share units, SARs and stock options to align shareholders' and executives' interests. While a significant portion of compensation may fluctuate with annual results, the total program is structured to emphasize long-term performance and sustained growth in shareholder value. The Compensation Committee views the executive compensation program as one in which the individual components combine together to create a total compensation package for each Named Executive Officer that achieves these objectives and has a targeted value at approximately the 25th to 50th percentile of total direct compensation of the peer group companies identified below.

Executive Compensation Practices

        Below are examples of (i) executive compensation practices the Company has implemented because the Compensation Committee considers them to be effective at driving performance and supporting long-term growth for the Company's stockholders while mitigating risk and (ii) executive compensation practices the Company does not engage in because the Compensation Committee believes they are inconsistent with the Compensation Committee's philosophy and stockholder interests.

Practices the Company Has Implemented	Practices the Company Does Not Engage In
☑ Pay for Performance:    We believe that our program closely links pay to performance. The Compensation Committee considers a broad range of Company achievements in determining the annual bonuses and vesting of performance-based equity awards for the Named Executive Officers and how these achievements contribute to the growth of the Company and creation of value for shareholders. We believe these programs help to further align the Named Executive Officers' interests with those of our stockholders. A significant portion of the Named Executive Officers' total target compensation is "at risk" in the form of annual and long-term incentive awards.

☑ Use Multiple Performance Metrics:    The Company's annual bonus and long-term incentive programs the Named Executive Officers rely on diversified performance metrics, including individual and group contributions and the Company's financial and operating performance.
☑ Mitigate Undue Risk: The Company's compensation programs include risk mitigation features, such as significant Compensation Committee and management discretion and oversight, a balance of annual and long-term incentives for senior executives and the use of multiple performance metrics.	☑ No Excise Tax Gross-ups: The employment agreements with the Named Executive Officers do not provide for any gross-up payments to cover excise taxes incurred by the executive.
☑ No Tax Gross-ups for Personal Benefits:    None of the Named Executive Officers receive gross-ups for taxes on personal benefits.
☑ No Change in Control Agreements:    None of the Named Executive Officers' employment agreements or arrangements contains provisions triggering solely by a change in control of the Company.
☑ No Hedging/Pledging:    The Company prohibits all directors and employees, including the Named Executive Officers, from certain collateral pledging and margin practices of the Company's common shares.
☑ No Repricing of Stock Options or SARs: The Compensation Committee may not reprice stock options or stock appreciation rights without the approval of the Company's stockholders.
☑ Maintain a Clawback Policy: The Board has policies requiring the recoupment under certain circumstances of performance-based compensation paid to the named executive officers.

☑ Updated Peer Groups: The Company has updated its peer groups for the purpose of benchmarking executive compensation, to focus on companies which we directly compete for executive talent and more closely match the Company's revenues, market-capitalization and focus of its business.

 Process for Determining Executive Compensation

Role of the Compensation Committee

        The Company's executive compensation program is administered by the Compensation Committee. The Compensation Committee, working with management, determines and implements the Company's executive compensation philosophy, structure, policies and programs, and administers and interprets the Company's compensation and benefit plans. The Compensation Committee is ultimately responsible for determining the compensation arrangements for the Company's executive officers.

Role of Management

        Throughout the year, the Compensation Committee requests various types of information from management, in order to align the design and operation of the executive compensation programs with the Company's business strategies and objectives. At various times during fiscal 2013, our Chief Executive Officer and other executives were invited by the Compensation Committee to attend relevant portions of the Compensation Committee meetings in order to provide information and answer questions regarding the Company's strategic objectives and financial performance that impact the Compensation Committee's functions. Generally, the Chief Executive Officer makes recommendations to the Compensation Committee with respect to salary, bonus, and long-term incentive awards for other executive officers (other than himself), based on competitive market information described below, the Company's compensation strategy, his subjective assessment of the particular executive's individual performance, and the experience level of the particular executive. The Compensation Committee discusses with the Chief Executive Officer his recommendations and either approves or modifies the recommendations in its discretion. None of the Named Executive Officers are members of the Compensation Committee or otherwise have any role in determining their own compensation. The Compensation Committee reports to the Board on all compensation matters regarding our executives and other key salaried employees.

        The Company's management also regularly:

  •
  provides data, analysis and recommendations for the Compensation Committee's consideration regarding the Company's executive compensation programs and policies, preparing materials for the information of and review by the Committee;

  •
  administers those programs and policies consistent with the direction of the Committee;

  •
  provides an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with the Company's objectives, and

  •
  recommends changes to compensation programs if necessary to promote achievement of all program objectives.

Role of Compensation Consultant

        From time to time, the Compensation Committee retains the services of outside compensation consultants to provide assistance in its review and determination of the Company's executive compensation program. For fiscal 2013, the Compensation Committee engaged PM&P to assist the committee in, among other things, structuring and approving new employment agreements with Messrs. Burns, Goldsmith, Keegan and Levin, determining fiscal 2013 annual incentive awards to be granted to Messrs. Feltheimer and Burns, providing advice and recommendations on the amount and form of director compensation, and reviewing general compensation levels and trends within the industry in which the Company operates.

        Historically, the Company has developed competitive compensation levels based on a sub-set of companies included in the third-party compensation firm Towers Watson's Entertainment Industry

Survey, targeting executive compensation at the 25th to 50th percentile of market compensation levels. The Towers Watson survey includes a competitive review and analysis of base salary, total cash compensation and total direct compensation for the highest ranking 20 executive officers of the Company, matched by total compensation and level relative to an identified peer group. The companies selected represent similarly sized public entertainment and media-related companies with comparable levels of product diversity in which the Company generally competes for both business and executive talent.

        PM&P's review included the development of a multi-dimensional peer group which could be used not only to supplement the Company's current approach to compensation review, but also provide an additional approach to assessing the Company's relative performance. PM&P reviewed companies within the broader media industry segments as well as leisure product and home entertainment industries to assess which companies were similar to the Company in terms of size (revenue/market capitalization), operational characteristics (with less diversified product lines) and stock price correlation relative to the market.

        Accordingly, for the purpose of benchmarking our executive compensation, the Compensation Committee compares the Company's compensation with that of the following two groups: (i) companies included in the 2011 Towers Watson Entertainment Industry Survey (the "Entertainment Survey Companies"); and (ii) a select group of eight companies within the broader media and leisure product industry (the "Comparator Companies"),

  Entertainment Survey Companies

ABC	CBS Corporation
Discovery Communications Inc.	DreamWorks Animation SKG, Inc.
Fox Networks Group	HBO
Metro-Goldwyn-Mayer, Inc.	MTV Networks
NBC Universal	Paramount Pictures Corporation
Showtime	Sony Pictures Entertainment
Turner Broadcasting	Twentieth Century Fox
The Walt Disney Company	Warner Bros.

  Comparator Companies

DreamWorks Animation SKG, Inc.
Electronic Arts, Inc.
John Wiley & Sons, Inc.
Madison Square Garden Co.
Netflix, Inc.
Scholastic Corp.
Sirius XM Radio, Inc.
Take-Two Interactive Software, Inc.

        Utilizing the data provided by PM&P, the Compensation Committee evaluated the amount and proportions of base pay, annual incentive pay and long-term compensation, as well as the targeted total compensation value for a select number of the Company's officers, including the Company's Chief Executive Officer and Vice Chairman, relative to the compensation of similarly situated executives among the comparison groups. As used in this discussion, the term "targeted total direct compensation" means the aggregate amount of the executive's base salary, target annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards, as determined under the accounting principles used in the Company's financial reporting. As noted below, the Company's standard practice is to grant equity awards to the Named Executive Officers only in connection with the executive's entering into a new employment agreement with the Company. In assessing the executives' compensation levels for market comparison purposes, the grant date value of the equity awards and any value attributable to stock price bonuses is allocated over the term of the contract so that the executive's compensation is not disproportionately high in the initial year of the contract and disproportionately low for the remaining years of the contract term. Because the Compensation Committee generally determines the target value of the executive compensation program based on an assessment of the compensation paid by the peer group companies, the Company does not generally factor in amounts realized from prior compensation paid to the Named Executive Officers.

        In August 2012, PM&P conducted a review of competitive compensation levels for a select number of the Company's executive officers, which included the Named Executive Officers. In its review, PM&P reviewed historic compensation arrangements and fiscal 2012 compensation for the selected executive officers and developed competitive compensation levels relative to the 2011 Entertainment Survey Companies. Competitive levels were developed for base salary, total cash compensation (consisting of base salary and annual incentive compensation) and total direct compensation (consisting of total cash compensation and long-term incentive compensation). PM&P's comparisons were also made based on similar positions—if a position match was not available, comparisons were made based on the executive's pay rank within the company. Survey data was also increased (i.e., "aged") 3% annually to April 1, 2012. Based on these evaluations, PM&P concluded that, in aggregate, then current base salaries for all of the selected Company's executive officers were within 4% of the market 25th percentile of the 2011 Entertainment Survey Companies, then current actual total cash compensation for all of the selected Company's executive officers was 9% below the market 50th percentile of the 2011 Entertainment Survey Companies and current targeted total cash compensation for all of the selected Company's executive officers was 8% below the market 25th percentile of the 2011 Entertainment Survey Companies, and targeted total direct compensation for all of the selected Company's executive officers fell between the market 25th percentile and 50th percentile of the 2011 Entertainment Survey Companies.

        Subsequently, PM&P updated the competitive analysis of compensation levels for the Chief Executive Officer and the then General Counsel and Executive Vice President, Corporate Operations, using findings from the 2012 Towers Watson Entertainment Industry Survey as well as the Comparator Companies.

        The Compensation Committee continues to monitor current trends and issues in the Company's competitive landscape and will modify its programs where appropriate.

Consultant Independence

        During fiscal 2013, PM&P did not perform work for the Company other than pursuant to its engagement by the Compensation Committee. The Compensation Committee believes that PM&P is independent and has concluded that its engagement of PM&P does not raise any conflict of interest with the Company or any of its directors or executive officers.

Role of Shareholder Say-on-Pay Votes

        The Company provides its shareholders with the opportunity to cast an annual advisory vote on its executive compensation program (referred to as a "say-on-pay proposal"). At the Company's Annual Meeting of Shareholders held in September 2012, approximately 81% of the votes actually cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this result affirms shareholders' support of the Company's approach to executive compensation, and generally did not change its approach in fiscal 2013. However, as noted above, the Company has entered into new employment agreements with each of the Named Executive Officers during the past year that incorporate a number of features (such as the elimination of "single-trigger" benefits paid solely on a change in control and the elimination of tax gross-up payments) that we believe represent best practices in executive compensation and are generally favored by shareholders. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the Named Executive Officers.

Employment Agreements

        We have entered into employment agreements with each of the Named Executive Officers. Each employment agreement specifies the annual base salary that the executive will be entitled to receive during the term of the agreement, as well as the Company benefit plans in which the executive will participate and any other perquisites that the executive will receive. In addition, each agreement sets forth the annual and long-term incentive compensation target or ranges that the executive officer will be eligible to receive, subject in all instances to the discretion of the Compensation Committee. Each agreement also specifies the post-termination benefits that will be received by each executive (including the treatment of any unvested equity awards) upon certain terminations of employment.

        Each of the terms of the agreements was approved by the Compensation Committee and is described below under Description of Employment Agreements. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with the Named Executive Officers because the agreements foster long-term retention, and promote stability among the management team, while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs and rewarding performance. In addition, we believe that use of multi-year employment agreements assists in retention and recruiting efforts because generally, other entertainment companies with which we compete for executive talent enter into long-term employment agreements with their executives as well.

        Jon Feltheimer.    In January 2013, the Compensation Committee engaged PM&P to assist the committee in structuring and analyzing terms for a new employment agreement with Mr. Feltheimer, the Company's Chief Executive Officer. In May 2013, the Company entered into a new employment agreement with Mr. Feltheimer for a term ending May 22, 2018. Utilizing market compensation levels from the 2012 Towers Watson Entertainment Industry Survey and Comparator Companies, PM&P developed a proposed compensation structure detailing targeted compensation levels by year relative to market pay position, illustrated potential realizable long-term value of the compensation arrangement through its term, and summarized proposed employment terms providing comparator practice to current market and best governance practices. PM&P concluded that the proposed target levels for Mr. Feltheimer's compensation were within the Company's desired market pay position (when compared to the highest paid executive officer of the Company's peer group). In addition, the Compensation Committee determined that the majority of the targeted compensation would come in the form of long-term incentives, which we believe is consistent with the long-term orientation of the Company's shareholder based pay-for-performance philosophy.

        Accordingly, on May 30, 2013, we entered into an employment agreement with Mr. Feltheimer to serve as our Chief Executive Officer for a term ending May 22, 2018. The base salary increase, target bonus and equity awards (including the grant levels, types of awards and vesting provisions) provided in the agreement were established with reference to the market compensation data provided by PM&P and as a result of negotiations with Mr. Feltheimer. In particular, the Compensation Committee believed granting of a majority of long term incentive awards in the form of stock options was important to further align Mr. Feltheimer's interests with those of our shareholders, as Mr. Feltheimer will only realize value on stock options if our shareholders realize value on their shares. The stock options and restricted share units granted under the agreement are scheduled to vest over a four-year period to provide a retention incentive as the vesting of the awards is generally subject to Mr. Feltheimer's continued employment with us through the vesting date. For more information on the terms of the agreement, see Description of Employment Agreements below and the narrative descriptions accompanying the Grants of Plan-Based Awards Table and the Potential Payments upon Termination or Change in Control section.

        Michael Burns.    In July 2012, the Compensation Committee engaged PM&P to assist the committee in structuring and analyzing terms for a new employment agreement with Mr. Burns, the Company's Vice Chairman. Utilizing market compensation levels from the 2011 Towers Watson Entertainment Industry Survey and Comparator Companies, PM&P developed a proposed compensation structure detailing targeted compensation levels by year relative to market pay position, illustrated potential realizable long-term value of the compensation arrangement through its term, and summarized proposed employment terms providing comparator practice to current market and best governance practices. PM&P concluded that the proposed target levels for Mr. Burns' compensation were within the Company's desired market pay position (when compared to the second highest paid executive officers of the Company's peer group). In addition, the Compensation Committee determined that the majority of the targeted compensation would come in the form of long-term incentives, which we believe is consistent with the long-term orientation of the Company's shareholder based pay-for-performance philosophy.

        Accordingly, on October 30, 2012, we entered into an employment agreement with Mr. Burns to serve as our Vice Chairman for a term ending October 30, 2017. The base salary increase, target bonus and equity awards (including the grant levels, types of awards and vesting provisions) provided in the agreement were established with reference to the market compensation data provided by PM&P and as a result of negotiations with Mr. Burns. In particular, the Compensation Committee believed the granting of a majority of long term incentive awards in the form of stock options was important to further align Mr. Burns' interests with those of our shareholders, as Mr. Burns will only realize value on stock options if our shareholders realize value on their shares. The stock options and restricted share units granted under the agreement are scheduled to vest over a four-year period to provide a retention incentive as the vesting of the awards is generally subject to Mr. Burns' continued employment with us through the vesting date. Also, as per his previous agreement, Mr. Burns was granted (i) "stock price bonuses" if the volume-weighted average of the closing price of our common shares exceeded certain thresholds over a six-month period and (ii) awards each quarter of a number of our common shares with a value equal to $187,500. The Compensation Committee believed that the continuation of these awards under Mr. Burns' new employment agreement provides an additional effective incentive to Mr. Burns to enhance Company performance in a way that is directly tied to the creation of value for our shareholders. For more information on the terms of the agreement, see Description of Employment Agreements below and the narrative descriptions accompanying the Grants of Plan-Based Awards Table and the Potential Payments upon Termination or Change in Control section.

        Brian Goldsmith.    As described above, in August 2012, the Compensation Committee engaged PM&P to review competitive compensation levels for a select number of the Company's executive officers, including for Chief Operating Officer positions, and developed a proposed compensation structure for Mr. Goldsmith. As part of its review, PM&P concluded that the proposed compensation structure for Mr. Goldsmith had a targeted value at approximately the 25th to 50th percentile of total direct compensation of the Company's peer group companies and the proposed terms were generally consistent with the Compensation Committee's philosophy that bonus and equity compensation should fluctuate with the Company's success in achieving financial and other goals, and that the Company should continue to use long-term compensation to align shareholders' and executives' interests.

        Accordingly, on October 3, 2012, we entered into an employment agreement with Mr. Goldsmith to serve as our Co-Chief Operating Officer for a term ending September 30, 2015. The base salary, target bonus and equity awards (including the grant levels, types of awards and vesting provisions) provided in the agreement were established with reference to the market compensation data provided by PM&P and as a result of negotiations with Mr. Goldsmith. In particular, the Compensation Committee believed it would be appropriate to structure new grants of stock options and restricted share units to be made to Mr. Goldsmith so that the vesting of a substantial portion of these awards would be subject to the achievement of Company and individual performance criteria established by the Compensation Committee. Approximately 50% of the stock options and approximately 50% of the restricted share units granted to Mr. Goldsmith pursuant to the new employment agreement are subject to performance-based vesting requirements. Each of these performance-based awards covers a three-year period and is divided into three tranches, with one-third of each award being eligible to vest based on performance over a specified twelve-month period. For accounting purposes, each of these awards is treated as three separate annual awards, and pursuant to SEC rules, only the portion of the award with a grant date (as determined for accounting purposes) that occurs during fiscal 2013 is reflected in the compensation tables below as fiscal 2013 compensation (with the remaining tranches of each award to be reflected in future proxy statements as compensation for the fiscal year in which the grant date occurs). The Compensation Committee believed that these performance-based vesting requirements would create additional incentives for Mr. Goldsmith to help achieve particular goals deemed important to the Company and further align Mr. Goldsmith's interests with those of our shareholders. In addition, both the time-based and performance-based components provide a retention incentive as the vesting of the award is generally subject to Mr. Goldsmith's continued employment with us through the vesting date. For more information on the terms of the agreement, see Description of Employment Agreements below and the narrative descriptions accompanying the Grants of Plan-Based Awards Table and the Potential Payments upon Termination or Change in Control section.

        James Keegan.    In February 2013, we entered into an employment agreement with Mr. Keegan to continue to serve as the Company's Chief Financial Officer for a term commencing April 16, 2013 and ending October 15, 2014, subject to extension by the Company for an additional period ending April 15, 2016. The base salary increase and award of stock options provided in the agreement were negotiated with Mr. Keegan, and the Compensation Committee believed these compensation levels were appropriate to help retain Mr. Keegan and in light of market data provided by PM&P. For more information on the terms of the agreement, see Description of Employment Agreements below and the narrative descriptions accompanying the Grants of Plan-Based Awards Table and the Potential Payments upon Termination or Change in Control section.

        Wayne Levin.    In November 2012, the Compensation Committee engaged PM&P to assist the committee in structuring and approving a new employment agreement with Mr. Levin, the Company's then General Counsel and Executive Vice President, Corporate Operations, and developing a proposed compensation structure for Mr. Levin. Utilizing market compensation levels from the 2012 Towers Watson Entertainment Industry Survey, PM&P developed market consensus levels comparing Mr. Levin's proposed compensation to 2012 base salaries, total cash compensation (including bonuses based on 2012 performance) and total direct compensation (including cash and equity awards granted during 2012) of the General Counsels and/or the sixth/seventh highest paid executive officers in the Towers Watson Entertainment Industry Survey. PM&P concluded that the proposed target levels for Mr. Levin's compensation were within the Company's desired market pay position (relative to the compensation of the peer executives and given Mr. Levin's role in the Company as combination of a Chief Strategic Officer and General Counsel). In addition, the Compensation Committee determined that the majority of the targeted compensation would come in the form of long-term incentives, which we believe is consistent with the long-term orientation of the Company's shareholder based pay-for-performance philosophy.

        Accordingly, on February 7, 2013, we entered into a new employment agreement with Mr. Levin to serve as the Company's General Counsel and Chief Strategic Officer for a term commencing February 7, 2013 and ending March 31, 2016. The base salary increase, target bonus and equity awards (including the grant levels, types of awards and vesting provisions) provided in the agreement were established with reference to the market compensation data provided by PM&P and as a result of negotiations with Mr. Levin. In particular, the Compensation Committee believed it would be appropriate to structure new grants of stock options and restricted share units to be made to Mr. Levin so that the vesting of a substantial portion of these awards would be subject to the achievement of Company and individual performance criteria established by the Compensation Committee. Approximately 50% of the stock options and approximately 50% of the restricted share units granted to Mr. Levin pursuant to the new employment agreement are subject to performance-based vesting requirements. Each of these performance-based awards covers a three-year period and is divided into three tranches, with one-third of each award being eligible to vest based on performance over a specified twelve-month period. For accounting purposes, each of these awards is treated as three separate annual awards, and pursuant to SEC rules, only the portion of the award with a grant date (as determined for accounting purposes) that occurs during fiscal 2013 is reflected in the compensation tables below as fiscal 2013 compensation (with the remaining tranches of each award to be reflected in future proxy statements as compensation for the fiscal year in which the grant date occurs). The Compensation Committee believed that these performance-based vesting requirements would create additional incentives for Mr. Levin to help achieve particular goals deemed important to the Company and further align Mr. Levin's interests with those of our shareholders. In addition, both the time-based and performance-based components provide a retention incentive as the vesting of the award is generally subject to Mr. Levin's continued employment with us through the vesting date. For more information on the terms of the agreement, see Description of Employment Agreements below and the narrative descriptions accompanying the Grants of Plan-Based Awards Table and the Potential Payments upon Termination or Change in Control section.

Executive Compensation Components

        The Company's executive compensation program is generally based on three components, which are designed to be consistent with the Company's compensation philosophy:

  (1)
  base salary;

  (2)
  annual incentive bonuses; and

  (3)
  long-term incentive awards, including awards of restricted share units, SARs and stock options that are subject to time-based and/or performance-based vesting.

        The Company also provides certain perquisites and personal benefits to the Named Executive Officers pursuant to their employment agreements, and severance benefits if the Named Executive Officer's employment terminates under certain circumstances. In structuring executive compensation packages, the Compensation Committee considers how each component of compensation promotes retention and/or motivates performance by the executive. The rationale for providing each component of compensation is discussed in more detail in the sections below. Our compensation packages are designed to promote teamwork, initiative and resourcefulness by key employees whose performance and responsibilities directly affect our results of operations.

Base Salary

        We provide our executive officers and other employees with an annual base salary to compensate them for the scope of their responsibilities, the complexity of the tasks associated with their position within the Company, their skill set and their performance during the year. Base salaries are not generally reviewed or increased annually—they are established when we hire or otherwise enter into an employment agreement with an executive officer, based on market benchmarks for the position that are available at that time. In determining base salary, the Compensation Committee primarily considers market data and compensation levels of executive officers of companies in competing businesses, an internal review of the executive's compensation, both individually and relative to other executive officers, and the individual performance of the executive. We also consider the recommendations of our Chief Executive Officer in establishing the base salaries for other executive officers. For the reasons set forth above, our philosophy has been to establish base salaries that are generally between the 25th and 50th percentile of such salaries at our peer companies, with the majority of the executive's compensation being delivered in the form of incentive compensation that we believe is tied directly to shareholder value creation.

        Generally, base salaries along with perquisites and personal benefits are intended to attract and retain highly qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is not dependent on performance and the marketplace (although base salary amounts and benefits determined by reference to base salary may increase from year to year depending on performance, among other things). We believe that in order to attract and retain top executives, we need to provide them with certain predictable compensation levels that reward their continued service.

        In fiscal 2013, the Compensation Committee entered into new employment arrangements with Messrs. Burns, Goldsmith, Keegan and Levin, as described above. Beginning in fiscal year 2013, under the terms of these arrangements, Mr. Burns' base salary was increased to $1,000,000, Mr. Goldsmith's base salary was increased to $750,000, Mr. Keegan's base salary was increased to $525,000 (effective April 16, 2013) and Mr. Levin's salary was increased to $825,000 (effective April 1, 2013).

        The Compensation Committee believes that the base salary levels of the Named Executive Officers, including the levels provided to Messrs. Burns, Goldsmith, Keegan and Levin under their arrangements approved in fiscal 2013 as noted above, are reasonable in view of competitive practices, the Company's performance and the contribution of those officers relative to that performance.

Annual Incentive Bonuses

        Annual incentive bonuses are primarily intended to motivate the Named Executive Officers to achieve annual financial, operational and individual performance objectives and focus on promotion of/contribution to achievement of the Company's business strategy. The Company has entered into employment agreements with each of the Named Executive Officers that generally provide for bonuses to be determined in the discretion of the Compensation Committee, as recommended by our Chief Executive Officer (other than for himself), based on performance criteria established by the committee. Although annual incentive bonuses are primarily based on individual and corporate performance, in some circumstances, the Compensation Committee may provide additional discretionary bonus awards. The Compensation Committee believes that discretionary bonuses, where warranted, can be effective in motivating, rewarding and retaining our executive officers. Annual incentive bonus payments are typically paid in June based on performance for the prior fiscal year. For the reasons set forth above, our philosophy has been to establish annual incentive bonus opportunities that are generally between the 25th and 50th percentiles of such bonus opportunities at our peer companies.

        For fiscal 2013, the Compensation Committee approved the following annual incentive bonuses to be awarded to each of the Named Executive Officers. In the case of Messrs. Feltheimer and Burns, the Compensation Committee determined that a portion of the bonus would be paid in the form of a restricted stock unit award, a portion of which vested immediately upon grant and a portion which vests equally on the first, second and third anniversaries of grant, to provide these executives with an additional retention incentive and to help further align their interests with those of our shareholders. In each case, the bonuses were determined by the Compensation Committee in its discretion based on its subjective assessment of the achievement of the various performance objectives noted below. Except as expressly noted below, no specific financial performance targets or other objective performance criteria were established by the Compensation Committee for purposes of determining bonuses to be awarded to the Named Executive Officers. Rather, the Compensation Committee noted the actual performance of the Company or the individual executive, as applicable, and made a subjective determination as to the level of that performance.

  Jon Feltheimer and Michael Burns.

        The bonus amounts for Messrs. Feltheimer and Burns were determined based on, as the Compensation Committee deemed appropriate, review of certain of the following criteria adopted by the Compensation Committee (with no emphasis to be derived from the order in which they appear):

  •
  the Company's fiscal 2013 EBITDA;

  •
  the Company's revenue and bottom line performance;

  •
  the Company's ability to pay such bonus;

  •
  the Company's free cash flow levels;

  •
  the Company's debt reduction and interest cost savings;

  •
  the Company's share price;

  •
  growth of the Company's core library asset; and

  •
  consideration of other criteria identified below, such as transformative transactions and initiatives completed by the Company which may result in general long-term growth of the business.

        In reviewing such criteria, the Compensation Committee noted, among other things, that fiscal 2013 was a strong year for the Company. Specifically, the Company's fiscal 2013 revenue of $2.71 billion represented an increase of approximately 71% compared over its revenue of $1.59 billion in the prior year. The Company's adjusted EBITDA of $329.7 million for fiscal 2013 represented an increase of approximately 360% over adjusted EBITDA of $71.6 million in the prior year. Net income for the fiscal year was $232.1 million or $1.73 basic net income per share on 134.5 million weighted average number of common shares outstanding compared to a $(39.1) million net loss or $(0.30) basic net loss per share on 132.2 million weighted average number of common shares outstanding during the prior year. Free cash flow of $280.5 million for fiscal 2013 compared to negative free cash flow of $(86.9) million in the prior year. The Company's filmed entertainment backlog, or already contracted future revenue not yet recorded, was $1.1 billion at March 31, 2013.1 Filmed entertainment backlog represents the amount of future revenue not yet recorded from contracts for the licensing of films and television product for television exhibition and in international markets.

        The Compensation Committee also noted that the Company's overall Motion Picture segment revenue for fiscal 2013 was $2.33 billion, an increase of 96% from the prior year reflecting strong gains in all categories. Within the Motion Picture segment, theatrical revenue in the fiscal year was $535.5 million compared to $208.9 million in the prior year, a 156% increase attributable to the box office performance of a 2013 slate that included The Twilight Saga: Breaking Dawn—Part 2, Warm Bodies, The Expendables 2 and Madea's Witness Protection as well as The Hunger Games from the Company's 2012 theatrical slate. Moreover, television revenue included in the Motion Picture segment was $277.9 million in fiscal 2013, more than doubling the $119.9 million generated in the prior year.

1
See Annex A to this Proxy Statement for definitions of the non-GAAP financial measures discussed in this summary (i.e., adjusted EBITDA and free cash flow) and a reconciliation of each such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

Additionally, the Company's International Motion Picture segment revenue of $369.7 million (excluding Lionsgate U.K.) for fiscal 2013 more than tripled the prior year total, driven by the strong international theatrical performances of The Hunger Games, The Twilight Saga: Breaking—Dawn Part 2, The Twilight Saga: Breaking—Dawn Part 1, Step Up Revolution and What To Expect When You're Expecting. Finally, Lionsgate U.K. revenue was $147.7 million, an increase of 46% from the prior year, on the strength of a diversified theatrical slate including The Hunger Games, The Expendables 2 from Lionsgate, Lionsgate U.K.'s Salmon Fishing In The Yemen and third-party titles such as Magic Mike.

        Further, the Compensation Committee considered the contributions of Messrs. Feltheimer and Burns to the following achievements during fiscal 2013:

  •
  the successful integration of Summit Entertainment LLC ("Summit Entertainment"), which in the first year alone, resulted in a nearly 12% market share at the domestic box office, ranking among the top five studios, and a $1 billion home entertainment business, dramatically expanded the scale in the international marketplace and a motion picture and television library that is rapidly approaching $0.5 billion in annual revenue with growing margins;

  •
  the Company's stock price performance during the fiscal year, which increased by approximately 71% from $13.92 to $23.77;

  •
  in August 2012, FX announcing that the initial 10 episodes of Anger Management had exceeded certain ratings thresholds under the Company's 10/90 model, triggering the full 100 episode order for the series;

  •
  in September 2012, the closing of the Company's new $800 million senior revolving credit facility;

  •
  in October 2012, the early payment of the Summit Entertainment term loan;

  •
  in November 2012, ABC announced that it had ordered Nashville for a full season;

  •
  in March 2013, ABC Family announcing that it has ordered a series for the project titled Chasing Life, a pilot produced for ABC Family under the Company's television joint venture with Groupo Televisa, S.A.B.;

  •
  in fiscal 2013, the Company establishing output agreements for its films covering 80% of the world's movie-going population outside of China and India;

  •
  the success of worldwide theatrical box office for The Hunger Games (approximately $830 million) and The Twilight Saga: Breaking Dawn—Part 2 (approximately $692 million); and

  •
  and numerous Academy Award®, Emmy Award®, Golden Globe®, and other recognitions, nominations and wins for various Company film and television programs during the fiscal year.

        The Compensation Committee also engaged PM&P to assist the committee in assessing its proposed annual incentive bonus amounts for Messrs. Feltheimer and Burns, as described below. In its review, PM&P summarized highlights of the Company's business and strategic performance achieved during fiscal 2013, reviewed the executives' historic compensation and potential fiscal 2013 compensation relative to the Company's year over year change in market capitalization and the Company's fiscal 2013 EBITDA, illustrated competitive position of Messrs. Feltheimer's and Burns' fiscal 2013 compensation relative to the 2012 Towers Watson Entertainment Industry Survey (the "2012 Entertainment Industry Survey Companies") and Comparator Companies, and illustrated the alignment between Mr. Feltheimer's total compensation and total return to Company shareholders over a five year period.

        PM&P concluded that the proposed incentives (which were ultimately approved, as described below) to Mr. Feltheimer would result in total compensation for Mr. Feltheimer in fiscal 2013 within the 75th percentile of the 2012 Entertainment Industry Survey Companies and at the 75th percentile of Comparator Companies, and total compensation for Mr. Burns for fiscal 2013 above the 75th percentile of the 2012 Entertainment Industry Survey Companies and Comparator Companies. In its review of the proposed incentives, PM&P noted, among other things: the increase in the Company's total return to shareholders over the past year (which over the same time period, was greater than the total average return to shareholders for the S&P 500); the Company's revenues and adjusted EBITDA were projected to materially increase over fiscal 2012; and the completion of the integration of Summit Entertainment had positioned the Company to further expand internationally, improve margins, and reduce cost of capital. In light of this particularly strong performance, the Compensation Committee determined that it was appropriate to award incentives to these executives for fiscal 2013 above the 25th to 50th percentile relative to the peer group normally targeted by the Company.

        Accordingly, in April 2013, based on its review, the Compensation Committee approved for fiscal 2013, for Mr. Feltheimer, a discretionary cash bonus of $6.0 million and the grant of a number of time-based restricted share units with a value equal to $2.5 million ($2.0 million of which vested immediately upon grant and $500,000 of which will vest in three equal annual installments, and, for Mr. Burns, a discretionary cash bonus of $4 million and the grant of a number of time-based restricted share units with a value equal to $3.0 million ($2.5 million of which vested immediately upon grant and $500,000 of which will vest in three equal annual installments).

        In addition to their annual incentive bonus awards, Messrs. Feltheimer and Burns were entitled to "stock price bonuses" pursuant to their employment agreements if the volume-weighted average of our stock price exceeded certain thresholds over a six-month period. We believe that the stock price bonus provided an effective incentive to these executives to enhance Company performance in a way that is directly tied to the creation of value for our shareholders. As of the date of this proxy statement, the applicable stock price thresholds have been met, and all stock price bonuses granted to Messrs. Feltheimer and Burns pursuant to their respective employment agreements have been paid. For more information on these bonuses, see the descriptions of the employment agreements for Messrs. Feltheimer and Burns under Description of Employment Agreements below.

        Brian Goldsmith.    Mr. Goldsmith's bonus was determined, in part, based on the Company's EBITDA and, in part, based on the Compensation Committee's subjective assessment of Mr. Goldsmith's performance, as well as Messrs. Feltheimer's and Burns' recommendations based on their subjective assessment of Mr. Goldsmith's performance, during the fiscal year. Pursuant to his employment agreement, Mr. Goldsmith is eligible to receive a cash bonus of 25% of his base salary each fiscal year if the Company attains an EBITDA target established by the Company for that fiscal year. As the Company's EBITDA for fiscal 2013 exceeded the Company's target EBITDA for fiscal 2013, Mr. Goldsmith was awarded a cash bonus of $187,500 for the EBITDA component of his fiscal 2013 bonus opportunity.

        In assessing Mr. Goldsmith's individual performance during fiscal 2013, the Compensation Committee acknowledged Mr. Goldsmith's contribution to, among other things, the following:

  •
  the Company's successful integration with Summit Entertainment;

  •
  in March 2013, the Company entering into a 50/50 partnership with CBS Corporation for TVGN (formerly TV Guide Network) and affiliated properties;

  •
  in September 2012, the Company entering into a $800 million secured revolving credit facility;

  •
  in October 2012, the Company terminating and paying off all amounts outstanding under Summit Entertainment's $500 million secured credit facility which was to mature on September 7, 2016;

  •
  and the successful management of the Company's various joint ventures, including Next Point, Inc., a private company of which the Company owns a 42.0% interest ("Break Media"), EPIX (the Company's joint venture with Viacom Inc., Paramount Pictures and Metro-Goldwyn-Mayer Studios Inc.), Celestial Tiger Entertainment Limited (the Company's joint venture with Saban Capital Group, Inc. and Celestial Pictures, a company wholly-owned by Astro Malaysia Holdings Sdn. Bhd.) and Horror Entertainment, LLC (("FEARnet") (the Company's joint venture with Sony Pictures Television Inc. and Comcast Corporation).

        Accordingly, for fiscal 2013, based on its review, the Compensation Committee approved a discretionary cash bonus of $725,000 (including the EBITDA bonus described above and a one-time bonus of $100,000 in connection with the Company's closing of its $800 million secured revolving credit facility) for Mr. Goldsmith.

        James Keegan.    Mr. Keegan's bonus was based on the Compensation Committee's subjective assessment of Mr. Keegan's performance, as well as Mr. Feltheimer's recommendations based on his subjective assessment of Mr. Keegan's performance, during the fiscal year. In addition to the Company's fiscal performance noted above, the Compensation Committee also acknowledged Mr. Keegan's contribution to, among other things, the following:

  •
  the financial integration of Summit Entertainment with the Company;

  •
  the consolidation and integration of the Company's various joint ventures and equity interests into the Company's business operations;

  •
  the timely and efficient filing of the Company's Quarterly Reports on Forms 10-Q and Annual Report on Form 10-K for fiscal 2013;

  •
  the consummation of various single picture financing loans throughout fiscal 2013;

  •
  in October 2012, the Company terminating and paying off all amounts outstanding under Summit Entertainment's $500 million secured credit facility which was to mature on September 7, 2016; and

  •
  in September 2012, the Company entering into a $800 million secured revolving credit facility.

        Accordingly, for fiscal 2013, based on its review, the Compensation Committee approved a discretionary bonus of $350,000 for Mr. Keegan, comprised of $300,000 cash bonus and $50,000 of restricted share units which vest in three equal annual installments.

        Wayne Levin.    Mr. Levin's bonus was determined, in part, based on the Company's EBITDA and, in part, based on the Compensation Committee's subjective assessment of Mr. Levin's performance, as well as Mr. Feltheimer's recommendations based on his subjective assessment of Mr. Levin's performance, during the fiscal year. Pursuant to his previous employment agreement, Mr. Levin was eligible to receive a cash bonus of 25% of his base salary for fiscal 2013 if the Company attained an EBITDA target established by the Company for fiscal 2013. As the Company's EBITDA for fiscal 2013 exceeded the Company's target EBITDA for fiscal 2013, Mr. Levin was awarded a cash bonus of $187,500 for the EBITDA component of his fiscal 2013 bonus opportunity.

        In assessing Mr. Levin's individual performance during fiscal 2013, the Compensation Committee acknowledged Mr. Levin's contribution to, among other things, the following:

  •
  the Company's successful integration with Summit Entertainment; in September 2012, the Company entering into a $800 million secured revolving credit facility;

  •
  in May 2012, the Company extending and expanding its partnership with StudioCanal with a long-term renewal of the agreement under which the Company distributes the StudioCanal library of more than 2,000 titles as well as a new agreement for StudioCanal to distribute the next installment of The Hunger Games franchise, The Hunger Games: Catching Fire, in the German speaking territories;

  •
  in May 2012, the Company entering into a partnership with CodeBlack Enterprises, a company dedicated to producing, marketing, and distributing quality content, events and brands that appeal to the African American and urban consumer market;

  •
  in August 2012, the Company entering into a partnership with A&E Networks pursuant to which the Company became the exclusive home entertainment distributor of programming for A&E Network, History and Lifetime;

  •
  in February 2013, the Company entering into a media agency agreement with Mindshare;

  •
  in March 2013, the Company entering into a new "pick, pack and ship" agreement;

  •
  in March 2013, the Company entering into a new replication agreement;

  •
  the negotiation and consummation of various single picture financing loans throughout fiscal 2013;

  •
  throughout fiscal 2013, the Company entering into various international output arrangements for Lionsgate feature films (currently covering nine territories including in Australia/New Zealand, Benelux (Belgium/Netherlands/Luxembourg), Canada, the Commonwealth of Independent States ("CIS"), France, Germany/Austria, Poland, Scandinavia and Spain);

  •
  throughout fiscal 2013, the Company entering into various international output arrangements for Summit feature films (currently covering 11 territories including Benelux and Poland, Australia/New Zealand, Canada, CIS, Eastern Europe, France, Germany/Austria, Scandinavia, Spain and the U.K.); and

  •
  successfully managing the Company's various litigation matters.

        Accordingly, for fiscal 2013, based on its review, the Compensation Committee approved a discretionary cash bonus of $800,000 (including the EBITDA bonus described above) for Mr. Levin.

        Each of the cash bonuses for the Named Executive Officers described above is reflected in the "Bonus" column of the Summary Compensation Table below. Pursuant to SEC rules, the grants of restricted share unit awards to Messrs. Feltheimer, Burns and Keegan in April 2013 described above will be reported in the Summary Compensation table in the Company's 2014 proxy statement.

Long-term Incentive Awards

        The Company believes that providing a meaningful equity stake in our business is essential to create compensation opportunities that can compete with entrepreneurial employment alternatives. In addition, the Company believes that ownership shapes behavior, and that by providing compensation in the form of equity awards, we align the executive's incentives with our shareholders' interests in a manner that we believe drives superior performance over time. Therefore, we have historically made annual grants of stock options, restricted share units and SARs to provide further incentives to our executives to increase shareholder value. The Compensation Committee bases its award grants to executives each year on a number of factors, including:

  •
  the executive's position with the Company and total compensation package;

  •
  the executive's performance of his or her individual responsibilities;

  •
  the equity participation levels of comparable executives at comparable companies; and

  •
  the executive's contribution to the success of the Company's financial performance.

        In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and the Company, accounting impact and potential dilution effects.

        Award grants to the Named Executive Officers are generally made by the Compensation Committee in connection with the executive's entering into a new employment agreement with the Company. The Company typically does not grant equity-based awards to its executive officers at any other time. The Company has, however, granted equity-based awards in recent years to certain executive officers as part of their annual bonus and retains discretion to grant equity awards to its executives from time to time as the Compensation Committee may determine.

        Stock Options.    A stock option is the right to purchase common shares of the Company at a future date at a specified price per share. The Company grants stock options to the Named Executive Officers with an exercise price that is equal to the closing price of our common shares on the date of grant. Thus, the Named Executive Officers will only realize value on their stock options if our shareholders realize value on their shares. These stock options may be subject to time-based or performance-based vesting requirements. The stock options function as a retention incentive for our executives as the executive generally must remain employed with us through the vesting period and, in the case of performance-based options, provide an additional incentive to achieve performance goals considered important to the growth of the Company and the creation of value for our shareholders. The maximum term of an option is ten years from the date of grant.

        In connection with their entering into new employment agreements in fiscal 2013, the Compensation Committee approved option grants to each of Messrs. Burns, Goldsmith, Keegan and Levin. For more information on these grants, please see the Employment Agreements section of this CD&A above and the executive compensation tables and narratives that follow this CD&A.

        Share Appreciation Rights.    A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a common share on the date of exercise of the share appreciation right over the base price of the share appreciation right. The Company has also in past years made a portion of its long-term incentive grants to the Named Executive Officers in the form of SARs. Upon exercise of a SAR, the holder receives a payment in cash or shares with a value equal to the excess, if any, of the fair market value of our common shares on the date of exercise of the SAR over the base price of the SAR. Because the base price of the SAR is equal to the closing price of our common shares on the grant date, SARs provide the same incentives as stock options because the holder will only realize value on their SARs if our share price increases after the date of grant. The SARs also function as a retention incentive for our executives as they vest ratably over a certain period after the date of grant. The maximum term of a share appreciation right is ten years from the date of grant.

        The Company did not grant any SARs to the Named Executive Officers in fiscal 2013.

        Restricted Share Units.    The Company also grants long-term incentive awards to the Named Executive Officers in the form of restricted share units that are subject to time-based vesting requirements. Awards of time-based restricted share units vest over a period of several years following the date of grant and, upon vesting, are paid in the Company's common shares. Thus, the units are designed both to link executives' interests with those of our shareholders as the units' value is based on the value of our common shares and to provide a long-term retention incentive for the vesting period, as they generally have value regardless of stock price volatility.

        The Company also grants long-term incentive awards to the Named Executive Officers in the form of restricted share units that are subject to performance-based vesting requirements. The performance unit awards cover multiple years, with a percentage of the units subject to the award becoming eligible to vest each year based on the Company's and the individual's actual performance during that year relative to performance goals established by the Compensation Committee. Before any performance-based restricted share unit is paid, the Compensation Committee must certify that the performance target or targets have been satisfied. The Compensation Committee has discretion to determine the performance target or targets and any other restrictions or other limitations of performance-based restricted share units and may reserve discretion to reduce payments below maximum award limits. Thus, the performance units are designed both to motivate executives to maximize the Company's performance each year and to provide a long-term retention incentive for the entire period covered by the award.

        In connection with their entering into new employment agreements in fiscal 2013, the Compensation Committee approved grants of restricted share units to each of Messrs. Burns, Goldsmith and Levin. For more information on these grants, please see the Employment Agreements section of this CD&A above and the executive compensation tables and narratives that follow this CD&A.

        Jon Feltheimer.    In March 2013, the Compensation Committee determined the vesting of a portion of a performance-based restricted share unit award granted to Mr. Feltheimer in October 2008. Under the terms of the award, a total of 152,678 units were eligible to vest based on the Compensation Committee's assessment of Mr. Feltheimer's performance during fiscal 2013. For these purposes, the Compensation Committee selected the following performance criteria to determine the number of these units that would vest for the applicable twelve-month performance period:

  •
  assessing whether deals or acquisitions are accretive, by examining post-transaction multiples or results, as the case may be;

  •
  stock price in comparison to the market and other media companies;

  •
  annual revenue growth;

  •
  growth of the Company's core library asset;

  •
  performance of acquisitions over time and their value-added nature (including, but not limited to, broadcasting and digital initiatives);

  •
  free cash flow levels or EBITDA (as defined), when appropriate;

  •
  cash management and management of cost of capital;

  •
  achieving pre-tax net income targets, adjusting for growth opportunities;

  •
  return on equity and gross margin, whenever comparables are appropriate, in order to assess the Company's marketplace performance versus those measures at every year end;

  •
  appropriate capital market raises at parent or subsidiary levels;

  •
  any other information that may be deemed appropriate;

  •
  reduction of corporate debt and interest cost savings; and

  •
  any other information that may be deemed appropriate.

        The Compensation Committee did not assign any particular weight to any of the foregoing criteria or establish any particular performance targets for these measures. Instead, the Compensation Committee used these criteria as reference points in making its subjective assessment of the performance of the Company and the individual executives during the fiscal year. In reviewing such criteria, the Compensation Committee also acknowledged, among other things, the contributions of Mr. Feltheimer cited above under the heading "Annual Incentive Plans."

        Accordingly, based on its review, the Compensation Committee approved the vesting of all of the performance-based restricted share units for Mr. Feltheimer under the award that were eligible to vest based on fiscal 2013 performance.

        Michael Burns.    In March 2013, the Compensation Committee determined the vesting of a portion of a performance-based restricted share unit award granted to Mr. Burns in November 2009. Under the terms of the award, a total of 76,339 units were eligible to vest based on the Compensation Committee's assessment of Mr. Burns' performance during fiscal 2013. For these purposes, the Compensation Committee selected the following performance criteria to determine the number of these units that would vest for the applicable twelve-month performance period:

  •
  assessing whether deals or acquisitions are accretive, by examining post-transaction multiples or results, as the case may be;

  •
  stock price in comparison to the market and other media companies;

  •
  annual revenue growth;

  •
  growth of the Company's core library asset;

  •
  performance of acquisitions over time and their value-added nature (including, but not limited to, broadcasting and digital initiatives);

  •
  free cash flow levels or EBITDA (as defined), when appropriate;

  •
  cash management and management of cost of capital;

  •
  achieving pre-tax net income targets, adjusting for growth opportunities;

  •
  return on equity and gross margin, whenever comparables are appropriate, in order to assess the Company's marketplace performance versus those measures at every year end;

  •
  appropriate capital market raises at parent or subsidiary levels;

  •
  any other information that may be deemed appropriate;

  •
  reduction of corporate debt and interest cost savings; and

  •
  any other information that may be deemed appropriate.

        The Compensation Committee did not assign any particular weight to any of the foregoing criteria or establish any particular performance targets for these measures. Instead, the Compensation Committee used these criteria as reference points in making its subjective assessment of the performance of the Company and the individual executives during the fiscal year. In reviewing such criteria, the Compensation Committee also acknowledged, among other things, the contributions of Mr. Burns cited above under the heading "Annual Incentive Plans."

        Accordingly, based on its review, the Compensation Committee approved the vesting of all of the performance-based restricted share units for Mr. Burns under the award that were eligible to vest based on fiscal 2013 performance.

        In addition, as described above under Annual Incentive Bonuses, the Company awarded a portion of the fiscal 2013 bonus for Messrs. Feltheimer, Burns and Keegan in the form of restricted share units. These awards were granted in April 2013 and will be reflected in future proxy statements as compensation for these executives for fiscal 2014 (the fiscal year in which the award was granted). As described in last year's proxy statement and in the compensation tables below, the Company also awarded a portion of the fiscal 2012 bonuses for each of these executives in the form of restricted share units. These awards were granted in May 2012 and are reflected in the tables below as compensation for each executive for fiscal 2013.

Severance and Other Benefits upon Termination of Employment

        The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for the Named Executive Officers under their respective employment agreements. The Compensation Committee evaluates the level of severance benefits to provide a Named Executive Officer on a case-by-case basis, and, in general, we consider these severance protections an important part of an executive's compensation and consistent with competitive practices.

        As described in more detail under Potential Payments Upon Termination or Change in Control below, the Named Executive Officers would be entitled under their employment agreements to severance benefits in the event of a termination of employment by the Company without cause (and, in the case of Messrs. Feltheimer, Burns and Levin, a termination by the executive for good reason). The Company has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. The severance benefits for these executives are generally determined as if they continued to remain employed by the Company through the remainder of the term covered by their employment agreement.

        The Company also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide certain Named Executive Officers with enhanced severance benefits if their employment is terminated by the Company without cause or, in certain cases, by the executive for good reason in connection with a change in control. We believe that such enhanced severance benefits the Company and the shareholders by incentivizing the executives to be receptive to potential transactions that are in the best interest of shareholders even if the executives face great personal uncertainty in the change in control context.

        As noted above, we do not provide any benefits to our Named Executive Officers that would be payable solely because a change in control occurs or any right to receive a gross-up payment for any parachute payment taxes that may be imposed in connection with a change in control.

Perquisites and Other Benefits

        We provide certain Named Executive Officers with limited perquisites and other personal benefits, such as a car allowance, life insurance policy contributions and club membership dues that the Compensation Committee believes are reasonable and consistent with our overall compensation program, to better enable us to attract and retain superior employees for key positions. Additionally, we own an interest in an aircraft through a fractional ownership program for use related to film promotion and other corporate purposes. This enables our executive officers and other service providers to fly more efficiently and to conduct business in privacy while traveling. As we own an interest in and maintain this aircraft for business purposes, we believe it is reasonable to afford limited personal use of the aircraft consistent with regulations of the Internal Revenue Service, the SEC and the Federal Aviation Administration. Messrs. Feltheimer and Burns reimburse the Company for a substantial amount of the costs incurred for their limited personal use of the aircraft. All of these perquisites are reflected in the All Other Compensation column of the Summary Compensation table and the accompanying footnotes below.

Policy with Respect to Section 162(m)

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. Although our intent generally is to design and administer our executive compensation program in a manner that will preserve the deductibility of compensation paid to our executive officers, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of the Company and its shareholders.

Compensation Actions After Fiscal-Year End

        As described above under Employment Agreements, we entered into a new employment agreement with Mr. Feltheimer in May 2013. In addition, on May 29, 2013, the Compensation Committee approved a new bonus plan, the Executive Annual Bonus Program (the "Executive Bonus Program"), to provide the terms of annual bonus opportunities to be granted to certain of the Company's executive officers for the 2014 fiscal year. Under the Executive Bonus Program, each of the Company's executive officers selected by the Compensation Committee to participate in the plan for a particular fiscal year will be eligible to receive a bonus if the Company achieves a target level of adjusted EBITDA established by the Compensation Committee for that year. If the target level is not achieved, no bonuses will be paid under the plan for that fiscal year. If the target level is achieved, the executive would be eligible to receive a bonus up to a maximum amount established by the Compensation Committee for each executive. The Compensation Committee has discretion to determine the actual amount of the bonus to be awarded to each executive for the fiscal year based on the executive's target bonus amount for the year and such company and/or individual performance criteria as it may determine appropriate (subject in each case to the maximum bonus amount for that executive). The Executive Bonus Program provides that the executive generally must remain employed with the Company through the date on which bonuses are paid for a particular fiscal year to be eligible for a bonus for that year. The Compensation Committee also approved the following target bonus opportunities under the Executive Bonus Program for the Company's 2014 fiscal year (expressed in each case as a percentage of the executive's base salary): Jon Feltheimer, Chief Executive Officer—100%; Michael Burns, Vice-Chairman—50%; Steven Beeks, Co-Chief Operating Officer and President, Motion Picture Group—50%; Brian Goldsmith, Co-Chief Operating Officer—50%; Wayne Levin, General Counsel and Chief Strategy Officer—50%; and James Keegan, Chief Financial Officer—30%.

Compensation Committee Report On Executive Compensation

        The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate the report by reference in that filing.

        The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom is independent as defined by the NYSE listing standards.

        The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this report. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Amendment to be filed with the SEC.

Compensation Committee of the Board of Directors
Arthur Evrensel (Chairman) Mark H. Rachesky, M.D. Daryl Simm

COMPANY'S COMPENSATION POLICIES AND PRACTICES RELATING TO
RISK MANAGEMENT

        The Compensation Committee consisted during fiscal 2013 of Mr. Evrensel, Dr. Rachesky and Mr. Giustra until February 2013 when Mr. Simm replaced Mr. Giustra on the committee. The Compensation Committee has reviewed the design and operation of the Company's current compensation structures and policies as they pertain to risk and has determined that the Company's compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member who served on the Compensation Committee at any time during fiscal 2013 is or has been a former or current executive officer of the Company, except for Mr. Giustra (see Certain Relationships and Related Transactions below), had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended March 31, 2013.

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

        The Summary Compensation table below quantifies the value of the different forms of compensation earned by or awarded to the Named Executive Officers for the 2013 fiscal year. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of stock options and restricted share units. The Named Executive Officers also received the other benefits listed in column (i) of the Summary Compensation table, as further described in footnote 3 to the table.

        The Summary Compensation table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of equity awards granted in fiscal 2013, provide information regarding the long-term equity incentives awarded to the Named Executive Officers in fiscal 2013. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers' potential realizable value and actual value realized with respect to their equity awards.

 SUMMARY COMPENSATION—FISCAL 2011, 2012 AND 2013

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)		Option Awards ($)(2) (f)		Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)
Jon Feltheimer	2013	1,264,070	6,000,000	3,625,278		0		1,500,000	0	184,535	12,573,883
Chief Executive Officer	2012	1,220,907	5,001,000	121,500		0		0	0	94,169	6,437,576
	2011	1,200,000	1,900,000	4,762,783	(4)	0		0	0	43,732	7,906,515
Michael Burns	2013	970,962	4,000,000	7,900,172		13,995,430	(5)	1,300,000	0	33,484	28,200,048
Vice Chairman	2012	950,000	4,001,000	603,199		0		0	0	16,292	5,570,491
	2011	939,487	1,400,000	329,598	(4)	0		0	0	16,555	2,685,640
Brian Goldsmith	2013	750,000	537,500	1,182,000		756,625		187,500	0	2,960	3,416,585
Co-Chief Operating Officer
James Keegan	2013	499,439	300,250	0		221,275		0	0	2,960	1,023,924
Chief Financial Officer	2012	475,000	401,000	738,600		0		0	0	2,960	1,617,560
	2011	475,000	275,000	708,000		0		0	0	3,223	1,461,223
Wayne Levin	2013	751,442	612,750	1,896,000		1,258,600		187,500	0	2,960	4,709,252
General Counsel and Chief	2012	750,000	1,001,000	71,500		0		0	0	2,960	1,825,460
Strategic Officer	2011	750,000	1,400,000	1,009,500	(4)	0		0	0	3,233	3,162,723

(1)
For a description of the performance criteria and other factors used to determine these bonus amounts, see Compensation Discussion and Analysis above and the description of each Named Executive Officer's employment agreement with the Company under Description of Employment Agreements below. As noted above, the portion of the fiscal 2013 bonuses for Messrs. Feltheimer, Burns and Keegan that the Compensation Committee determined after the end of the fiscal year would be paid in the form of an equity award will be reported as compensation for fiscal 2014 in accordance with SEC rules.

(2)
The amounts reported in columns (e) and (f) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company's financial statements. Under SEC rules, the entire grant date value of these awards is reported as compensation for the Named Executive Officer for the fiscal year in which the award was granted. Accordingly, these columns include amounts for awards that have not yet vested and for which the executive may not have realized any financial benefit. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 12 to the Company's Audited Consolidated Financial Statements, included as part of the Company's 2013 Annual Reports filed on Form 10-K filed with the SEC on May 30, 2013. With respect to performance-based stock awards, these awards have been included in this column based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles. The same amounts would have been included in this column for these awards if they had been reported assuming the highest level of performance conditions had been achieved.

As described in the Compensation Discussion and Analysis above under Long-Term Incentive Awards, the Compensation Committee approved certain grants of restricted stock units to Mr. Goldsmith and Mr. Levin during fiscal 2013 that would vest based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with Mr. Feltheimer for each of the three 12-month performance periods covered by these awards (with one-third of the units subject to each award being allocated to each of the three performance periods for that award). The grant date for accounting purposes for each portion of the award occurred at the end of the applicable performance period when it was determined the performance criteria applicable to that portion of the award. Under SEC rules, the value of equity awards is reported as compensation for the fiscal year in which the grant date (as determined for accounting purposes) occurs. Accordingly, the portion of each executive's award allocated to a 12-month performance period that began during fiscal 2013 and will end during fiscal 2014 will be reported in the executive compensation tables in next year's proxy as compensation for fiscal 2014.

(3)
The following table outlines the amounts included in All Other Compensation in column (i) of the Summary Compensation table for the Named Executive Officers in fiscal 2013:

Name	Year	401(k) Contribution	Term Life Insurance Premiums(a)	Automobile Allowance	Miscellaneous(b)	Tax Payments for Disability Benefits	Total
Jon Feltheimer	2013	$1,000	$3,390	—	$179,385	$760	$184,535
Michael Burns	2013	$1,000	$1,200	$13,332	$17,192	$760	$33,484
Brian Goldsmith	2013	$1,000	$1,200	—	—	$760	$2,960
James Keegan	2013	$1,000	$1,200	—	—	$760	$2,960
Wayne Levin	2013	$1,000	$1,200	—	—	$760	$2,960

(a)
The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays are taxable as income to the applicable officer. This insurance is not split-dollar life insurance.

(b)
For Mr. Feltheimer, the amount in this column for fiscal 2013 includes $26,954 in club membership dues and $152,431 in incremental costs for the personal use of the Company-leased aircraft (net of approximately $63,408 reimbursable to the Company by Mr. Feltheimer). For Mr. Burns, the amount in this column for fiscal 2013 includes $17,192 in incremental costs for the personal use of the Company-leased aircraft (net of approximately $10,050 reimbursable to the Company by Mr. Burns). Personal use of the aircraft is valued using an incremental cost method that takes into account variable cost per flight hour, as well as other direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees and other direct operating costs. Incremental costs do not include certain fixed costs that do not change based on usage (e.g., maintenance not related to personal trips, flight crew salaries and depreciation).
(4)
Amount include awards of restricted share units that became fully vested in connection with a change in control of the Company that occurred in June 2010.

(5)
Under SEC rules, the entire grant date value of this awards is reported as compensation for the fiscal year in which the award was granted. Accordingly, this amount includes the grant date value of options that have not yet vested and for which Mr. Burns has not realized any financial benefit.

 Description of Employment Agreements

        We have entered into employment agreements with each of the Named Executive Officers. These employment agreements are briefly described below. Provisions of these agreements relating to post-termination of employment benefits are discussed below under Potential Payments Upon Termination or Change in Control.

        Jon Feltheimer.    We entered into an employment agreement with Mr. Feltheimer effective May 22, 2013. The agreement provides that Mr. Feltheimer will serve as our Chief Executive Officer for a term that ends May 22, 2018. Pursuant to the agreement, Mr. Feltheimer will receive an annual base salary of $1,500,000 and will be eligible to receive an annual performance bonus based on such performance criteria as established by the Compensation Committee, with the target bonus being 100% of his base salary. Any portion of Mr. Feltheimer's annual bonus that exceeds $1,500,000 for a particular year may be paid to him in the form of fully vested common shares of the Company. Mr. Feltheimer was also granted an option to purchase 2,000,000 of the Company's common shares and an award of 200,000 of the Company's restricted stock units. The Compensation Committee also approved, effective on the first trading day of January 2014 (the "January 2014 Grant Date") and subject to Mr. Feltheimer's continued employment with the Company through that date, the grant to Mr. Feltheimer of (1) an option to purchase 250,000 of the Company's common shares at a per-share exercise price equal to the closing price of the Company's common shares on the January 2014 Grant Date (the "First January 2014 Option") and (2) an option to purchase 1,000,000 of the Company's common shares at a per-share exercise price equal to the greater of $30.00 or the closing price of the Company's common shares on the January 2014 Grant Date (the "Second January 2014 Option"). If the exercise price of the First January 2014 Option is greater than $26.55, Mr. Feltheimer would also receive a number of the Company's restricted stock units equal to (i) the product obtained by multiplying 250,000 by the amount by which the per-share exercise price of the First January 2014 Option exceeds $26.55, divided by (ii) the closing price of a Lions Gate common share on the January 2014 Grant Date. If the exercise price of the Second January 2014 Option is greater than $30.00, Mr. Feltheimer would also receive a number of the Company's restricted stock units equal to (i) the product obtained by multiplying 1,000,000 by the amount by which the per-share exercise price of the Second January 2014 Option exceeds $30.00, divided by (ii) the closing price of a Lions Gate common share on the January 2014 Grant Date. Each of these equity awards is scheduled to vest as to 25% of the award on each of May 23, 2014, May 23, 2015, May 23, 2016 and May 23, 2017. The agreement also provides for Mr. Feltheimer to participate in the Company's usual benefit programs for executives at his level, as well as Company-provided life and disability insurance coverage, reasonable club membership dues and limited use of the Company's private aircraft.

        For fiscal 2013, Mr. Feltheimer's service as the Company's Chief Executive Officer was governed by an employment agreement effective September 20, 2006, as amended on September 18, 2008 and October 8, 2008. The agreement provided that Mr. Feltheimer served as our Chief Executive Officer for a term that ended March 31, 2014. Mr. Feltheimer's annual base salary under the agreement was $1,200,000 but, commencing October 8, 2011, his salary increased in the same proportion as the proportional difference between the "Consumer Price Index for Urban Wage Earners All Items (Los Angeles-Riverside-Orange County, CA)," published by the United States Department of Labor, Bureau of Labor Statistics (the "CPI") in effect on March 1 of the preceding year and the CPI in effect as of October 8, 2011 and as of each successive anniversary of such date during the term of the agreement. Mr. Feltheimer was entitled to an annual discretionary bonus determined by the Compensation Committee, based on certain criteria set forth in the agreement, with an informal target bonus of 100% of his base salary. In addition, pursuant to the agreement, Mr. Feltheimer received stock price bonuses of $750,000 each when the volume-weighted average of our median stock price exceeded $13.00, $16.00 or $19.00 for a period of six consecutive months (for a maximum total bonus of $2,250,000). Mr. Feltheimer also received, on the first day following each three month anniversary of October 8,

2008 that occurs during the term of his employment agreement, a number of our common shares equivalent to $250,000, calculated using the closing price of our common shares on the last trading day immediately prior to the respective quarterly issuance date. The agreement also provided for Mr. Feltheimer to participate in the Company's usual benefit programs for senior executives.

        Michael Burns.    We entered into an employment agreement with Mr. Burns effective October 30, 2012. The agreement provides that Mr. Burns will serve as our Vice Chairman for a term that ends October 30, 2017. Pursuant to the agreement, Mr. Burns will receive an annual base salary of $1,000,000, and was granted an option to purchase 1,857,143 of the Company's common shares and an award of 130,000 of the Company's restricted stock units. Each of these awards is scheduled to vest in four annual installments, with the first such installment vesting October 30, 2013. Mr. Burns is also eligible to receive an annual performance bonus at the discretion of the Compensation Committee, with the target bonus being 50% of his base salary. Any portion of Mr. Burns' annual bonus that exceeds $1.5 million for a particular year (and, at Mr. Burns' election, 50% of any annual bonus he is awarded up $1.5 million) will be paid to him in the form of either an award of the Company's common shares or an option to purchase the Company's common shares, as determined by the Compensation Committee (any such award to be fully vested on grant and the number of shares subject to such award to be determined based on the Company's then-current stock price and, in the case of an option, the assumptions then used to value stock options for purposes of the Company's financial reporting). In addition, Mr. Burns was entitled to receive a stock price bonus of $700,000 each if the volume-weighted average of the Company's stock price exceeds $17.00, $20.00 or $23.00 for a period of six consecutive months (for a maximum total bonus of $2,100,000 if all three stock price values are met). Each of these stock price bonuses has been paid as the first stock price goal was met during fiscal 2013 and the other two stock price goals were met during fiscal 2014. Mr. Burns also has the right to receive, on November 3, 2012 and on each three (3) month anniversary thereafter that occurs during the term of the agreement, a number of the Company's common shares equivalent to $187,500, calculated using the closing price of the shares on the last trading day immediately prior to the respective quarterly issuance date. The agreement also provides for Mr. Burns to participate in the Company's usual benefit programs for executives at his level, as well as Company-provided life and disability insurance coverage, a car allowance and limited use of the Company's private aircraft.

        Brian Goldsmith.    On October 3, 2012, we entered into an employment agreement with Mr. Goldsmith effective October 3, 2012. The agreement provides that Mr. Goldsmith will serve as our Co-Chief Operating Officer for a term that ends September 30, 2015. Pursuant to the agreement, Mr. Goldsmith will receive an annual base salary of $750,000, and was granted (i) 75,000 time-vesting restricted share units, (ii) 75,000 performance-vesting restricted share units, (iii) 125,000 time-vesting options to purchase shares of the Company's common stock, and (iv) 125,000 performance-vesting options to purchase shares of the Company's common stock. Each of these awards is scheduled to vest in three installments on October 3, 2013, October 3, 2014 and September 30, 2015, and with the vesting of the performance awards to also be subject to an assessment of Mr. Goldsmith's performance over the twelve month period ending on each vesting date, based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with the Company's Chief Executive Officer and Vice-Chairman. Mr. Goldsmith is also eligible to receive a targeted annual performance bonus of 25% of base salary, at the full discretion of the Company's Compensation Committee, in consultation with the Company's Chief Executive Officer, and an additional bonus each fiscal year of up to 25% of his base salary if Lions Gate achieves specified EBITDA targets for that year. In addition, Mr. Goldsmith will receive a one-time bonus of $100,000 in connection with the Company's closing of a credit facility for a commitment amount of at least $600 million during the term of the agreement. Mr. Goldsmith received such bonus in September 2012.

        James Keegan.    On February 22, 2013, we entered into an employment agreement with Mr. Keegan. The agreement provides that Mr. Keegan will serve as the Company's Chief Financial Officer for a term commencing April 16, 2013 and ending October 15, 2014, subject to extension by the Company for an additional period ending April 15, 2016. Pursuant to the agreement, Mr. Keegan will receive an annual base salary of $525,000 for the initial term, and, in the event that the term is extended by the Company, $550,000 for such additional period. Mr. Keegan was also granted 25,000 options to purchase shares of the Company's common stock, and, in the event that the initial term is extended, an additional 25,000 options, each of which shall vest in three installments on the first, second and third anniversary of grant. Mr. Keegan is also eligible to receive an annual performance bonus, at the full discretion of the Compensation Committee, in consultation with the Company's Chief Executive Officer.

        Wayne Levin.    On February 7, 2013, we entered into an employment agreement with Wayne Levin. The agreement provides that Mr. Levin will serve as our General Counsel and Chief Strategic Officer for a term that ends March 31, 2016. Pursuant to the agreement, Mr. Levin received an annual base salary of $750,000 from February 7, 2013 through March 31, 2013, and for the period from April 1, 2013 through the end of the term, Mr. Levin will receive an annual base salary of $825,000. Mr. Levin was granted (i) 100,000 time-vesting restricted share units, (ii) 100,000 performance-vesting restricted share units, (iii) 175,000 time-vesting options to purchase shares of the Company's common stock, and (iv) 175,000 performance-vesting options to purchase shares of the Company's common stock. Each of these awards is scheduled to vest in three installments on February 7, 2014, February 7, 2015 and February 7, 2016, and with the vesting of the performance awards to also be subject to an assessment of Mr. Levin's performance over the 12 month period ending on each vesting date, based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with the Company's Chief Executive Officer. Mr. Levin is also eligible to receive an annual performance bonus, at the full discretion of the Compensation Committee, in consultation with the Company's Chief Executive Officer.

Grants of Plan-Based Awards

        The following table presents information regarding the equity incentive awards granted to the Named Executive Officers during fiscal 2013. Each of these awards was granted under the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan (the "2012 Plan"), which has been approved by our shareholders.

 GRANTS OF PLAN-BASED AWARDS—FISCAL 2013

								All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(1) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Jon Feltheimer	4/1/2012	—	—	—	—	152,678	—	—	—	—	2,125,278
	5/14/2012	—	—	—	—	—	—	124,378	—	—	1,500,000
Michael Burns	4/1/2012	—	—	—	—	76,339	—	—	—	—	1,062,639
	5/14/2012	—	—	—	—	—	—	82,919	—	—	1,000,000
	10/30/2012	—	—	—	—	—	—	130,000	—	—	2,091,700
	10/30/2012	—	—	—	—	—	—	232,805	—	—	3,745,833
	10/30/2012	—	—	—	—	—	—	—	1,857,143	16.09	13,995,430
	N/A	—	—	2,100,000	—	—	—	—	—	—	—
Brian Goldsmith	10/3/2012	—	—	—	—	—	—	75,000	—	—	1,182,000
	10/3/2012	—	—	—	—	—	—	—	125,000	15.76	756,625
	N/A	—	187.500	—	—	—	—	—	—	—	—
James Keegan	3/14/2013	—	—	—	—	—	—	—	25,000	23.27	221,275
Wayne Levin	2/7/2013	—	—	—	—	—	—	100,000	—	—	1,896,000
	2/7/2013	—	—	—	—	—	—	—	175,000	18.96	1,258,600
	N/A	—	187,500	—	—	—	—	—	—	—	—

(1)
The amounts reported in column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company's financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in column (l), please see footnote (2) to the Summary Compensation table.

Description of Plan-Based Awards

        Each of the equity-based awards reported in the Grants of Plan-Based Awards table was granted under, and is subject to, the terms of the 2012 Plan. The 2012 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan.

        This authority includes selecting participants and determining the type(s) of award(s) that they are to receive, determining the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award, canceling, modifying, or waiving the Company's rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents, accelerating or extending the vesting or exercisability or extend the term of any or all outstanding awards, subject to the other provisions of the 2012 Plan, making certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award, allowing the purchase price of an award or the Company's common shares to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned of the Company's common shares or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Compensation Committee may authorize, or any other form permitted by law, making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death.

        Under the terms of the 2012 Plan, if there is a change in control of the Company, each Named Executive Officer's outstanding awards granted under the plan will generally become fully vested and, in the case of options and SARs, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options and SARs that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction.

        As described below under Potential Payments upon Termination or Change in Control, certain equity awards granted to the Named Executive Officers are subject to accelerated vesting under the terms of their respective employment agreements in the event of a change in control of the Company and/or the termination of their employment under certain circumstances.

Restricted Share Units

        Columns (g) and (i) and in the table above report awards of time-based and performance-based restricted share units granted to the Named Executive Officers during fiscal 2013. Each restricted share unit represents a contractual right to receive, upon vesting of the unit, one of our common shares. The Named Executive Officer does not have the right to vote or dispose of the restricted share units, but does have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid restricted share units then subject to the award. Such payments are made at the same time the related dividends are paid to the Company's shareholders generally.

        Time-Based Units.    For Messrs. Feltheimer and Burns, the grants made in May 2012 grants reported in column (i) in the table above reflect a grant of restricted share units made in partial payment of the executive's annual bonus for fiscal 2012 (as described in more detail in the proxy statement for the Company's 2012 annual meeting).

        For Mr. Burns, the grants made in October 2012 and reported in column (i) in the table above were made in connection with his entering into a new employment agreement with the Company. Mr. Burns received an award of 130,000 restricted share units that is subject to a four-year vesting schedule, subject to the executive's continued employment with us through the vesting date. In addition, Mr. Burns has the right to receive, on the first day following each three month anniversary of November 2, 2012 that occurs during the term of the agreement, a number of our common shares with a value equal to $187,500, calculated using the closing price of our common shares on the last trading day immediately prior to the respective quarterly issuance date. The table above reports the projected number of common shares to be delivered to Mr. Burns through the remainder of the term of his employment agreement based on the $16.09 closing price of our common shares on October 30, 2012. See the footnotes to the Outstanding Equity Awards at Fiscal 2013 Year-End table below for more information on the specific vesting dates of these awards.

        For Mr. Goldsmith, the grant made in October 2012 and reported in column (i) in the table above reflects an award of 75,000 restricted share units in connection with his entering into a new employment agreement with the Company. For Mr. Levin, the grant made in February 2013 and reported in column (i) in the table above reflects an award of 100,000 restricted share units in connection with his entering into a new employment agreement with the Company. Each of these restricted share unit awards is subject to a three-year vesting schedule, subject in each case to the executive's continued employment with us through the vesting date. See the footnotes to the Outstanding Equity Awards at Fiscal 2013 Year-End table below for more information on the specific vesting dates of these awards.

        Performance-Based Units.    For Mr. Feltheimer, the amount reported in column (g) in the table above represents the portion of an award of restricted share units that vested based on Mr. Feltheimer's and the Company's performance over the 2013 fiscal year. This grant made to Mr. Feltheimer in September 2008 covers a three-year period, with one-third of the total award being eligible to vest based on Mr. Feltheimer's and the Company's performance over a specified twelve-month period, and is treated as three separate annual awards for accounting purposes. Accordingly, only the units eligible to vest based on Mr. Feltheimer's and the Company's performance for fiscal 2013 are reflected in the table above.

        For Mr. Burns, the amount reported in column (g) in the table above represents the portion of an award of restricted share units that vested based on Mr. Burns' and the Company's performance over the 2013 fiscal year. This grant made to Mr. Burns in November 2009 covers a three-year period, with one-third of the total award being eligible to vest based on Mr. Burns' and the Company's performance over a specified twelve-month period, and is treated as three separate annual awards for accounting purposes. Accordingly, only the units eligible to vest based on Mr. Burns' and the Company's performance for fiscal 2013 are reflected in the table above.

        For more information on each of the foregoing awards, please see the Compensation Discussion and Analysis above.

Stock Options

        During fiscal 2013, Messrs. Burns, Goldsmith, Keegan and Levin were granted time-based stock options reported in Column (j) in the table above. Each option was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with the terms of the 2012 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

        Each option granted to the Named Executive Officers in fiscal 2013 is subject to a three-year vesting schedule other than the grant to Mr. Burns, which is subject to a four-year vesting schedule. See the footnotes to the Outstanding Equity Awards at Fiscal 2013 Year-End table below for more information on the specific vesting dates of these awards. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our Named Executive Officers in fiscal 2013 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer's employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer's employment. The Named Executive Officer will generally have six months to exercise the vested portion of the option following a termination of employment. If the Named Executive Officer is terminated by us for cause, the option (whether or not) vested will immediately terminate. The options granted to Named Executive Officers do not include any dividend rights.

        For more information on each of the foregoing awards, please see the Compensation Discussion and Analysis above.

Outstanding Equity Awards

        The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of March 31, 2013, including the vesting dates for the portions of these awards that had not vested as of that date.

 OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR-END

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Jon Feltheimer	1,050,000		—		—	10.04	9/20/2016	—		—		—	—
	—		—		—	—	—	67,627	(2)	1,607,494		—	—
	—		—		—	—	—	51,652	(3)	1,227,778	(3)	—	—
Michael Burns	1,050,000		—		—	9.31	9/11/2016	—		—		—	—
	—		1,857,143	(4)	—	16.09	10/30/2022	—		—		—	—
	—		—		—	—	—	176,898	(5)	4,204,865		—	—
	—		—		—	—	—	149,698	(6)	3,558,333	(6)	—	—
Brian Goldsmith	—		125,000	(7)	—	15.76	10/3/2022	—		—		—	—
	—		—		—	—	—	94,167	(8)	2,238,350		—	—
James Keegan	—		25,000	(9)	—	23.27	3/14/2023	—		—		—	—
	—		—		—	—	—	73,333	(10)	1,743,125		—	—
Wayne Levin	75,000	(11)	—		—	5.17	4/6/2014	—		—		—	—
	—		175,000	(12)	—	18.96	2/7/2023	—		—		—	—
	—		—		—	—	—	100,000	(13)	2,377,000		—	—

(1)
The dollar amounts shown in columns (h) and (j) are determined by multiplying the number of shares or units reported in columns (g) and (i), respectively, by $23.77, the closing price of our common shares on March 31, 2013 (the last trading day of fiscal 2013).

(2)
Of these time-based restricted share units, 62,189 vested on May 14, 2013 and 5,438 are scheduled to vest in two equal installments on June 8, 2013 and June 8, 2014.

(3)
As per the terms of an amendment to employment agreement dated October 8, 2008, Mr. Feltheimer had the right to receive, on the first day following each three month anniversary of October 8, 2008 that occurred during the term of the agreement, a number of our common shares equivalent to $250,000, calculated using the closing price of our common shares on the last trading day immediately prior to the respective quarterly issuance date. The amount reported in column (g) represents the projected number of our common shares that would have been delivered through the remainder of the term of Mr. Feltheimer's employment agreement in effect on March 31, 2013 based on the $23.77 closing price of our common shares on that date, and the amount reported in column (h) represents the value of such award through the remaining term of the agreement. As described above, Mr. Feltheimer entered into a new employment agreement effective May 22, 2013 and is no longer eligible to receive the quarterly grants provided under his prior employment agreement.

(4)
Represents an option to purchase 1,857,143 of our common shares, vesting in four equal annual installments on October 30, 2013, October 30, 2014, October 30, 2015 and October 30, 2016.

(5)
Of these time-based restricted share units, 41,460 vested on May 14, 2013, 5,438 are scheduled to vest in two equal installments on June 8, 2013 and June 8, 2014, and 130,000 are scheduled to vest in four equal installments on October 30, 2013, October 30, 2014, October 30, 2015 and October 30, 2016.

(6)
As per the terms of an amendment to employment agreement dated November 2, 2009 and a new employment agreement dated October 30, 2012, Mr. Burns has the right to receive, on the first day following each three month anniversary of November 2, 2009 that occurs during the term of the agreement, a number of our common shares equivalent to $187,500, calculated using the closing price of our common shares on the last trading day immediately prior to the respective quarterly issuance date. The amount reported in column (g) represents the projected number of our common shares that would be delivered through the remainder of the term of the employment agreement based on the $23.77 closing price of our common shares on March 31, 2013, and the amount reported in column (h) represents the value of such award through the remaining term of the agreement.

(7)
Represents an option to purchase 125,000 of our common shares, vesting in three equal annual installments on October 3, 2013, October 3, 2014 and September 30, 2015.

(8)
Of these time-based restricted share units, 3,333 vested on June 27, 2013, 3,334 are scheduled to vest on June 27, 2014, 12,500 are scheduled to vest on August 11, 2013, and 75,000 are scheduled to vest in three equal installments on October 3, 2013, October 3, 2014 and September 30, 2015.

(9)
Represents an option to purchase 25,000 of our common shares, vesting in three equal annual installments on March 14, 2014, March 14, 2015 and March 14, 2016.

(10)
Of these time-based restricted share units, 33,333 vested on June 30, 2013 and 40,000 are scheduled to vest in two equal installments on February 23, 2014 and February 23, 2015.

(11)
Represents an award of share appreciation rights that are payable in cash upon exercise.

(12)
Represents an option to purchase 175,000 of our common shares, vesting in three equal annual installments on February 7, 2014, February 7, 2015 and February 7, 2016.

(13)
These time-based restricted share units are scheduled to vest in three equal installments on February 7, 2014, February 7, 2015 and February 7, 2016.

 Option Exercises and Stock Vested

        The following table presents information regarding the exercise of stock options by the Named Executive Officers during fiscal 2013 and on the vesting during fiscal 2013 of other stock awards previously granted to the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED—FISCAL 2013

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Jon Feltheimer	—	—	283,941	5,413,963
Michael Burns	—	—	248,305	4,114,702
Brian Goldsmith	—	—	29,333	407,247
James Keegan	—	—	53,334	836,408
Wayne Levin	—	—	—	—

(1)
The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of our common shares to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common shares on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common shares on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment with us and/or a change in control of the Company pursuant to the terms of their respective employment agreements with the Company. In addition to the benefits described below, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our 2012 Plan, as noted under Grants of Plan-Based Awards above, if the awards are not assumed or otherwise continue following the transaction.

Jon Feltheimer

        As described above, we entered into a new employment agreement with Mr. Feltheimer effective May 22, 2013. The following section provides a description of Mr. Feltheimer's severance benefits under his new employment agreement, as well as the severance benefits provided under his prior employment agreement originally entered into in September 2006.

  May 2013 Employment Agreement.

        Severance Benefits—Termination of Employment.    In the event Mr. Feltheimer's employment is terminated by the Company "without cause" or by him for "good reason" (as such terms are defined in Mr. Feltheimer's employment agreement), Mr. Feltheimer will be entitled to a cash severance payment equal to the present value of his base salary through May 22, 2018, as well as Company payment of his premiums for continued health coverage for up to six months following his termination and Company payment of his life and disability insurance premiums through May 22, 2018. In addition, Mr. Feltheimer would be entitled to a prorated annual bonus for the fiscal year in which his termination occurs, and the stock options and restricted stock units granted to Mr. Feltheimer pursuant to the agreement, to the extent then outstanding and unvested, will become fully vested upon his termination. If such a termination of Mr. Feltheimer's employment occurs prior to the January 2014 Grant Date (as identified under Description of Employment Agreements above), Mr. Feltheimer would also be entitled to a cash payment equal to the sum of (1) 250,000 multiplied by the amount (if any) by which the average closing price of the Company's common shares over the preceding five trading days exceeds $26.55 and (2) 1,000,000 multiplied by the amount (if any) by which such average closing price exceeds $30.00. Mr. Feltheimer's right to receive the severance payments described above is subject to his execution of a release of claims in favor of the Company.

        Severance Benefits—Termination of Employment in Connection with Change in Control.    In the event Mr. Feltheimer's employment is terminated by the Company "without cause" or by him for "good reason" and such termination occurs on or within 12 months following a change in control of the Company (as such terms are defined in Mr. Feltheimer's employment agreement), he would be entitled to the severance benefits described above, except that his cash severance would be the greater of the present value of his base salary through May 22, 2018 or $4.5 million. Mr. Feltheimer's right to receive the severance payments described above is subject to his execution of a release of claims in favor of the Company. In the event that the benefits payable to Mr. Feltheimer in connection with a change in control would be subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986 ("Section 280G"), Mr. Feltheimer's benefits would either be reduced to a level such that the excise tax would not apply or he would be paid the full amount of his benefits, whichever would result in his receiving the greater benefit on an after-tax basis. Under his new employment agreement, Mr. Feltheimer is not entitled to any reimbursement or gross-up payment for any excise taxes imposed under Section 280G. He also does not have a right to voluntarily terminate his employment (other than for good reason) following a change in control and receive severance and is not entitled to any "single-trigger" vesting of his equity awards upon a change in control unless his employment terminates in the circumstances described above.

        Severance Benefits—Death or Disability.    In the event Mr. Feltheimer's employment with the Company terminates due to his death or disability (as those terms are defined in Mr. Feltheimer's employment agreement), the stock options and restricted stock units granted to him pursuant to the agreement, to the extent then outstanding and unvested, will become fully vested as of the date of death.

  September 2006 Employment Agreement.

        Severance Benefits—Termination of Employment.    In the event of a termination of Mr. Feltheimer's employment either by the Company without cause or by Mr. Feltheimer for good reason (as defined in the employment agreement), Mr. Feltheimer would have been entitled to severance pay equal to 100% of the present value of his base salary for the remainder of the term of the agreement. In addition, the stock options and time-based restricted share units granted to Mr. Feltheimer pursuant to his employment agreement, along with the next installment of his performance-based restricted share units scheduled to vest following the date of termination, would have become fully vested, to the extent then outstanding and not otherwise vested. For the remainder of the term of his employment agreement, Mr. Feltheimer would have remained eligible for the benefits he was receiving at the time of his termination, as well as certain stock-price bonuses and quarterly grants of fully-vested shares provided under the agreement.

        Change in Control Benefits.    Upon a change in control of the Company (as defined in Mr. Feltheimer's employment agreement), stock options and time-based restricted share units granted to Mr. Feltheimer pursuant to his employment agreement, along with the next installment of his performance-based stock units scheduled to vest following the date of the change in control, would have become fully vested, to the extent then outstanding and not otherwise vested. In addition, if the price of our common shares as of the change in control date exceeded the thresholds for the stock-price bonuses described above, Mr. Feltheimer would have been entitled to payment of the applicable amount of his stock-price bonus. In the event that the benefits payable to Mr. Feltheimer in connection with a change in control were subject to the excise tax imposed under Section 280G, Mr. Feltheimer's benefits would either have been reduced to a level such that the excise tax would not apply or he would have been paid the full amount of his benefits and would have received a gross-up payment from us up to a maximum of $150,000, whichever would result in his receiving the greater benefit on an after-tax basis.

        Severance Benefits—Termination of Employment in Connection with Change in Control.    In the event of a termination of Mr. Feltheimer's employment by the Company in connection with a change in control (as defined in Mr. Feltheimer's employment agreement), for any reason other than for cause, or due to Mr. Feltheimer's death or disability, Mr. Feltheimer would have been entitled to a cash payment of $2,500,000 and to severance pay of continued payments of his base salary for the remainder of the term of his employment agreement. If a change in control occurred and Mr. Feltheimer voluntarily terminated his employment within the 30-day period following the change in control, he would have been entitled to a cash payment of $2,500,000 (but not any continued payment of his base salary).

        Severance Benefits—Death or Disability.    In the event of a termination of Mr. Feltheimer's employment due to his death or disability (as defined in Mr. Feltheimer's employment agreement), Mr. Feltheimer (or his estate) would have been entitled to payment of the applicable amount of his stock-price bonus if the price of our common shares exceeded the stock-price bonus thresholds for the four-month period preceding the date of termination. Mr. Feltheimer (or his estate) may also have been entitled to a pro-rated payment of his stock-price bonus based on the price of our common shares during the six-month period following such a termination. In addition, if Mr. Feltheimer's employment had terminated due to his death, all restricted share units and options granted to Mr. Feltheimer pursuant to his employment agreement (but not including the quarterly grants of fully vested shares described above), to the extent outstanding and unvested, would have immediately accelerated and become fully vested as of the date of death.

Michael Burns

        Severance Benefits—Termination of Employment.    In the event Mr. Burns' employment is terminated by the Company "without cause" or by him for "good reason" (as such terms are defined in Mr. Burns' employment agreement), Mr. Burns will be entitled to a severance payment equal to the present value of his base salary through October 30, 2017, as well as Company payment of his premiums for continued health coverage for up to six months following his termination and continued payment of his quarterly grants provided in his employment agreement through October 30, 2017. In addition, the stock option and restricted stock units granted to Mr. Burns pursuant to his employment agreement, to the extent then outstanding and unvested, will become fully vested upon his termination. Mr. Burns would also remain eligible to receive his stock price bonus described above to the extent any applicable stock price target is achieved prior to October 30, 2017 (any such bonus to be paid in cash rather than equity). Mr. Burns' right to receive the severance payments described above is subject to his execution of a release of claims in favor of the Company.

        Severance Benefits—Termination of Employment in Connection with Change in Control.    If Mr. Burns' employment is terminated by the Company "without cause "or by him for "good reason" and such termination occurs on or within 12 months following a change in control of the Company (as such terms is defined in Mr. Burns' employment agreement), Mr. Burns would be entitled to cash severance, Company-payment of his health coverage premiums, continued payment of his quarterly grants and accelerated vesting of his equity awards as described above, except that the cash severance amount would be the greater of the present value of his base salary through October 30, 2017 or $2.5 million. Mr. Burns' right to receive the severance payments described above is subject to his execution of a release of claims in favor of the Company.

        Severance Benefits—Death or Disability.    In the event Mr. Burns' employment with the Company terminates due to his death or disability (as defined in Mr. Burns' employment agreement), he (or his estate) would be entitled to payment of his stock price bonus described above to the extent any applicable stock price target is met for the four-month period preceding the date of termination. Mr. Burns (or his estate) may also be entitled to a pro-rated payment of his stock price bonus to the extent any applicable stock price target is achieved during the six-month period following such a termination. In addition, if Mr. Burns' employment is terminated due to his death, the stock option and restricted stock units granted to him pursuant to the employment agreement, to the extent then outstanding and unvested, will become fully vested as of the date of death.

Brian Goldsmith

        Severance Benefits—Termination of Employment.    In the event Mr. Goldsmith's employment is terminated during the employment term by the Company "without cause" (as defined in Mr. Goldsmith's employment agreement), Mr. Goldsmith will be entitled to a severance payment equal to 50% of his base salary for the remainder of the term of the employment agreement, but in no event less than the greater of either six months' base salary or the amount Mr. Goldsmith would receive under the Company's severance policy for non-contract employees that is in effect at the time of termination (the "severance policy"), prorated bonuses for the fiscal year in which his termination occurs and payment by the Company of his COBRA premiums for up to six months. Mr. Goldsmith's right to receive the severance payments under his employment agreement is subject to his execution of a release of claims in favor of the Company.

        Severance Benefits—Termination of Employment in Connection with Change in Control.    In the event Mr. Goldsmith's employment is terminated by the Company "without cause" within six months of the date of a change in control (as such term is defined in Mr. Goldsmith's employment agreement), Mr. Goldsmith would be entitled to a severance payment equal to 100% of his base salary for the remainder of the term of the employment agreement (but not less than the greater or either twelve months' base salary or the amount Mr. Goldsmith would receive under the Company's severance policy), subject to mitigation, and any restricted share units and options granted to Mr. Goldsmith pursuant to the employment agreement will become fully vested, to the extent then outstanding and not otherwise vested. In the event Mr. Goldsmith's employment is terminated by the Company "without cause" within six months of the date of a "change in management" (as such term is defined in in Mr. Goldsmith's employment agreement), Mr. Goldsmith would be entitled to a severance payment equal to 100% of his base salary for the remainder of the term of the employment agreement (or, if greater, twelve months' base salary or the amount Mr. Goldsmith would receive under the Company's severance policy), subject to mitigation, and the next vesting installment of the restricted share units and options granted to Mr. Goldsmith pursuant to the employment agreement, and 50% of the vesting installment that follows such next vesting installment, will generally become fully vested, in each case to the extent then outstanding and not otherwise vested. Mr. Goldsmith's right to receive the severance payments under his employment agreement is subject to his execution of a release of claims in favor of the Company.

        Severance Benefits—Death.    In the event Mr. Goldmsith's employment is terminated during the employment term due to his death, restricted share units and options granted to Mr. Goldsmith pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested.

James Keegan

        Severance Benefits—Termination of Employment.    In the event Mr. Keegan's employment is terminated during the employment term by the Company "without cause" (as defined in Mr. Keegan's employment agreement), Mr. Keegan would be entitled to a severance payment equal to 50% of his base salary for the remainder of the term of the employment agreement as then in effect, but in no event less than twelve months' base salary, and would be entitled to twelve months' accelerated vesting of his then outstanding restricted share units granted under his previous employment agreement and options granted under his new employment agreement, as well as a pro-rated bonus for the year of termination. Mr. Keegan's right to receive the severance payments under his employment agreement is subject to his execution of a release of claims in favor of the Company.

        Severance Benefits—Death.    In the event Mr. Keegan's employment is terminated during the employment term due to his death, restricted share units and options granted to Mr. Keegan will become fully vested, to the extent then outstanding and not otherwise vested.

Wayne Levin

        Severance Benefits—Termination of Employment.    In the event Mr. Levin's employment is terminated during the employment term by the Company "without cause" (as such term is defined in Mr. Levin's employment agreement), Mr. Levin would be entitled to a severance payment equal to 50% of his base salary for the remainder of the term of the employment agreement, but in no event less than the greater of either twelve months' base salary or the amount Mr. Levin would receive under the Company's severance policy, and would be entitled to twelve months' accelerated vesting of his time-vested options and restricted stock units granted under the employment agreement. In addition, upon any termination of Mr. Levin's employment by the Company "without cause" or by him for "good reason" (as defined in Mr. Levin's employment agreement), Mr. Levin would be entitled to receive a prorated bonus for the fiscal year in which his termination occurs and payment by the Company of his COBRA premiums for up to six months. Mr. Levin's right to receive the severance payments and benefits under the employment agreement is subject to his execution of a release of claims in favor of the Company.

        Severance Benefits—Termination of Employment in Connection with Change in Control.    In the event Mr. Levin's employment is terminated by the Company "without cause" or by him for "good reason" within six (6) months of the date of a change in control or a "change in management" (as such terms are defined in Mr. Levin's employment agreement), Mr. Levin would be entitled to a severance payment equal to 100% of his base salary for the remainder of the term of the employment agreement (but not less than the greater or either twelve months' base salary or the amount Mr. Levin would receive under the Company's severance policy), subject to mitigation. If such a termination occurs within six months after a change in control, any restricted share units and options granted to Mr. Levin pursuant to the employment agreement will become fully vested, to the extent then outstanding and not otherwise vested. If such a termination occurs within six months after a "change in management," the next vesting installment of the restricted share units and options granted to Mr. Levin pursuant to the employment agreement, and 50% of the vesting installment that follows such next vesting installment, will generally become fully vested, in each case to the extent then outstanding and not otherwise vested. Mr. Levin's right to receive the severance payments and benefits under the employment agreement is subject to his execution of a release of claims in favor of the Company.

        Severance Benefits—Death.    In the event Mr. Levin's employment is terminated during the employment term due to his death, restricted share units and options granted to Mr. Levin pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested.

 Estimated Severance and Change in Control Benefits

        The following charts present the estimated amount of the benefits that each of the Named Executive Officers would have been entitled to have, had his employment terminated under the circumstances described in the preceding paragraphs on March 31, 2013. For Mr. Feltheimer, these amounts are presented based on the terms of his employment agreement originally entered into in September 2006 as that was the agreement in effect on March 31, 2013. The severance provisions of Mr. Feltheimer's new employment agreement entered into in May 2013 are described above.

        Severance Benefits.    The following chart presents our estimate of the amount of the dollar value of the benefits each of the Named Executive Officers would have been entitled to have, had his employment terminated under the circumstances described above (other than in connection with a change in control (of the Company) on March 31, 2013:

	Termination by the Company Without Cause(1)		Termination Due to Executive's Death
Name	Cash Severance	Equity Acceleration(2)	Equity Acceleration(2)
Jon Feltheimer(3)	$1,267,373	$4,856,958	$4,379,180
Michael Burns	$4,319,013	$22,026,057	$19,385,501
Brian Goldsmith	$949,978	—	$5,568,000
James Keegan	$525,000	$1,271,892	$1,755,625
Wayne Levin	$1,249,978	$1,072,917	$6,437,500

(1)
As described above, Messrs. Feltheimer and Burns would also be entitled to these benefits pursuant to their respective employment agreements if their employment is terminated for good reason.

(2)
This columns reports the intrinsic value of the unvested portions of each executive's awards that would accelerate in the circumstances. For options and SARs, this value is calculated by multiplying the amount (if any) by which the closing price of our common shares on the last trading day of the fiscal year exceeds the exercise price or base price of the award by the number of shares subject to the accelerated portion of the award. For restricted share unit awards, this value is calculated by multiplying the closing price of our common shares on the last trading day of the fiscal year by the number of units subject to the accelerated portion of the award.

(3)
Estimated benefits to be made pursuant to Mr. Feltheimer's employment agreement with the Company as in effect on March 31, 2013.

        Change in Control Benefits.    The following chart presents our estimate of the dollar value of the amount of the benefits to which each of the Named Executive Officers would have been entitled to receive had a change in control of the Company occurred on March 31, 2013 (and, as applicable, the executive's employment with us had terminated under the circumstances described above on such date):

Name	Cash Severance(1)	Equity Acceleration(2)	Section 280G Gross-Up
Jon Feltheimer	$4,517,373	$3,629,180	$150,000	(3)
Michael Burns	$4,319,013	$22,026,057	—
Brian Goldsmith	$1,875,000	$5,568,000	—
James Keegan	—	—	—
Wayne Levin	$2,475,000	$6,437,500	—

(1)
As described above, these severance amounts are payable if the executive's employment is terminated by the Company without cause in connection with a change in control. Pursuant to his employment agreement in effect on March 31, 2013, Mr. Feltheimer would also have been entitled to a cash severance payment if he voluntarily terminated employment within a specified period following a change in control (with the amount of the benefit in such circumstances being determined as described above). Mr. Feltheimer's new employment agreement entered into in May 2013 does not include this benefit.

(2)
See footnote (2) to the table above for the determination of equity acceleration value. As described above, if such a termination of Mr. Goldsmith's or Mr. Levin's employment occurred following a change in management, the executive would be entitled to partial accelerated vesting of his outstanding equity awards in addition to cash severance. The value of the portion of each executive's awards that would have accelerated on such a termination of employment is $2,784,004 for Mr. Goldsmith and $3,218,748 for Mr. Levin.

(3)
This figure represents the maximum amount of the Section 280G gross-up payment to which Mr. Feltheimer would be entitled in any circumstances under his previous employment agreement. As noted above, Mr. Feltheimer's new employment agreement entered into in May 2013 does not include this benefit.

EQUITY COMPENSATION PLAN INFORMATION FOR FISCAL 2013

        We currently maintain one equity compensation plan, the 2012 Plan, under which we grant new equity awards. We also have certain outstanding awards under our former 2004 Performance Incentive Plan (the "2004 Plan"), which was replaced by the 2012 Plan. The following table sets forth the number of common shares subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of March 31, 2013.

Plan category	Number of Common Shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of Common Shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by shareholders	11,101,528	(1)	$12.87	(2)	12,341,116	(3)
Total	11,101,528		$12.87		12,341,116

(1)
Of these shares, 6,421,382 shares were subject to options then outstanding under the 2012 Plan. Of these option awards, 495,001 represent options subject to satisfaction of certain performance targets. In addition, this number includes 2,585,145 shares that were subject to outstanding stock unit awards granted under the 2012 Plan. Of these stock unit awards, 508,344 represent units subject to satisfaction of certain performance targets. This number also includes awards of share appreciation rights that may be settled in stock that were outstanding on March 31, 2013. These share appreciation rights covered 1,600,000 shares and had a weighted-average exercise price of $9.48.

(2)
This weighted-average exercise price does not reflect the shares that will be issued upon the payment of outstanding restricted share units referred to in note (1) above.

(3)
All of these shares were available for award grant purposes under the 2012 Plan. The shares available under the 2012 Plan are, subject to certain other limits under that plan, generally available for any type of award authorized under the 2012 Plan including options, share appreciation rights, restricted shares, restricted share units, share bonuses and performance shares. Our authority to grant new awards under the 2004 Plan terminated upon shareholder approval of the 2012 Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As an administrative matter, we assist our executive officers and directors by monitoring transactions and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during fiscal 2013, our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that Form 4s covering a single installment of director fees were filed late for each of the Non-Employee Directors.

REPORT OF THE AUDIT COMMITTEE

        The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate the report by reference in that filing.

        The members of the Audit Committee are all non-employee directors. In addition, the Board has determined that each meets the current NYSE and SEC independence requirements. The full text of our current Audit Committee charter is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

        The Audit Committee assists the Board in overseeing, among other things, (a) the integrity of the Company's financial statements, (b) the Company's compliance with legal and regulatory requirements, (c) the independent auditor's qualifications and independence, (d) the performance of the Company's internal audit function and independent auditors and (e) review of the Company's risk assessment and risk management and discussion of risks as they relate to its review of the Company's financial statements. The Audit Committee also recommends to the shareholders the selection of independent auditors. Management and our independent auditors are responsible for planning or conducting audits. Our management is responsible for determining that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and for assuring compliance with applicable laws and regulations and our business conduct guidelines.

        In performing its oversight function, the Audit Committee reviewed and discussed our fiscal year ended March 31, 2013 audited consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T, which relates to the conduct of our audit, including our auditors' judgment about the quality of the accounting principles applied in our fiscal 2013 audited consolidated financial statements. The Audit Committee received the written disclosures and the letter from our independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor's communication with the Audit Committee concerning independence, and has discussed with our auditors their independence from management and us. When considering the independent auditors' independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to the independent auditors for non-audit services.

        The Audit Committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee held six meetings during fiscal 2013 (in person or via teleconference).

        Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2013 for filing with the SEC. The Audit Committee also recommends to the shareholders the re-appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014.

The Audit Committee of the Board of Directors
G. Scott Paterson (Chairman) Morley Koffman Hardwick Simmons Phyllis Yaffe

 STATEMENT OF CORPORATE GOVERNANCE PRACTICES

        National Instrument 58-101 Disclosure of Corporate Governance Practices ("NI 58-101") adopted by the Canadian Securities Administrators ("CSA") requires us to disclose, on an annual basis, our approach to corporate governance. The CSA has also adopted National Policy 58-201 Corporate Governance Guidelines which includes recommendations on such matters as the constitution and independence of corporate boards, their functions, the effectiveness and education of board members, and other items dealing with sound corporate governance. The Board and senior management consider good corporate governance to be central to our effective and efficient operation. Set out below is a description of certain of our corporate governance practices, as required by NI 58-101.

Board of Directors

        NI 58-101 defines "independence" of directors and requires disclosure as to whether a board of directors is composed primarily of independent directors. An "independent director" generally is one who is independent of management and is free from any interest and any other business or other relationship with the Company which could, or could reasonably be expected to, interfere with the exercise of the director's independent judgment.

        The Board currently has 13 members. As of the date of this proxy statement, eleven directors are independent and two directors are non-independent as senior management of the Company.

        As permitted by Canadian law, the Board resolved to set the number of directors at 12 until the Company's next annual meeting of shareholders. As a result, a majority of the members of the Board are independent. In addition, the Board undertakes an annual review of the independence of all non-employee directors.

        The Board is currently made up of the following directors:

Norman Bacal	Independent but related as a partner of Heenan Blaikie LLP, Canadian counsel to the Company
Michael Burns	Non-Independent as Vice Chairman
Gordon Crawford	Independent
Arthur Evrensel	Independent but related as a partner of Heenan Blaikie LLP, Canadian counsel to the Company
Jon Feltheimer	Non-Independent as Chief Executive Officer
Frank Giustra	Independent
Morley Koffman	Independent
Harald Ludwig	Independent
G. Scott Paterson	Independent
Mark H. Rachesky, M.D.	Independent
Daryl Simm	Independent
Hardwick Simmons	Independent
Phyllis Yaffe	Independent

        Mr. Bacal will not stand for re-election at the Annual Meeting but will, however, continue to serve as a member of the Board until the date of the Annual Meeting.

        We have taken steps to ensure that adequate structures and processes are in place to permit the Board to function independently of management. The chairman position is held by Dr. Rachesky, an independent director. In matters that require independence of the Board from management, only the independent board members take part in the decision-making and evaluation. An in camera session occurs at the end of the Board meetings in which the non-independent directors are usually excused. Dr. Rachesky presides at the regularly scheduled executive sessions of the non-management directors.

        The Board held a total of 8 meetings in fiscal 2013. The attendance, in person or via teleconference, of the current directors at such meetings was as follows:

Director	Board Meetings Attended
Norman Bacal	8/8
Michael Burns	8/8
Gordon Crawford	1/1
Arthur Evrensel	8/8
Jon Feltheimer	8/8
Frank Giustra	8/8
Morley Koffman	8/8
Harald Ludwig	8/8
G. Scott Paterson	8/8
Mark H. Rachesky, M.D.	8/8
Daryl Simm	8/8
Hardwick Simmons	8/8
Phyllis Yaffe	8/8

        The independent board members held a total of 8 sessions in fiscal 2013 at which non-independent directors and members of management were not in attendance. The attendance of the current independent directors at such sessions was as follows:

Director	Independent Board Sessions Attended
Norman Bacal	7/8
Gordon Crawford	1/1
Arthur Evrensel	8/8
Frank Giustra	8/8
Morley Koffman	7/8
Harald Ludwig	8/8
G. Scott Paterson	8/8
Mark H. Rachesky, M.D.	8/8
Daryl Simm	8/8
Hardwick Simmons	8/8
Phyllis Yaffe	7/8

        Currently, the following directors or director nominees serve on the board of directors of other Canadian and U.S. public companies listed below.

Director	Public Company Board Membership
Norman Bacal	None
Michael Burns	None
Arthur Evrensel	None
Jon Feltheimer	None
Frank Giustra	Petromanas Energy Inc.
Morley Koffman	None
Harald Ludwig	West Fraser Timber Co. Ltd., Canadian Overseas Petroleum Limited, Zattikka plc, Seaspan Corporation
G. Scott Paterson	NeuLion Inc., Symbility Solutions, Apogee Silver Ltd., Gale Force Petroleum Inc.
Mark H. Rachesky, M.D.	Emisphere Technologies, Inc., Leap Wireless International, Inc., Loral Space & Communications Inc., Telesat Canada, Navistar International Corporation
Daryl Simm	None
Hardwick Simmons	Raymond James Financial
Phyllis Yaffe(1)	Cineplex Entertainment LP, Torstar Corporation

(1)
Cineplex Inc. owns approximately 99.6% of Cineplex Entertainment LP (CGX: TSX).

Board Mandate

        Under the Corporate Governance Guidelines established by the Board, which includes the Board's mandate, the Board has overall responsibility to review and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives. Generally, the Board seeks to enhance shareholder value over the long term. The full text of our Corporate Governance Guidelines is available on the Corporate/Governance/Governance Documents section of our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

Position Descriptions

        To date, we have not developed position descriptions for the Chairman positions, the chair positions of each board committee or the Chief Executive Officer. The Board determines the appropriate roles for such positions from time-to-time as serves the best interests of the Company. With respect to the Chief Executive Officer, the Board currently sets our annual objectives that become the objectives against which the Chief Executive Officer's performance is measured.

Orientation and Continuing Education

        The Nominating and Corporate Governance Committee, with the assistance of senior management, is responsible for overseeing and making recommendations to the Board regarding the orientation of new directors and a continuing education program for existing directors. Currently, the Board has an informal process for the orientation of new directors regarding the role of the Board, its committees and its directors and the nature of operation of the business. New directors meet with senior management and incumbent directors. Due to the experience level of the members of the Board, no formal continuing education program is believed to be required at this time, but the Nominating and Corporate Governance Committee monitors both external developments and the Board's composition to determine whether such a program may become useful in the future. However, directors are made aware of their responsibility to keep themselves up to date and the Nominating and Corporate Governance Committee advises all directors of major developments in corporate governance and important trends and new legal and regulatory requirements. Additionally, from time to time, members of the Board participate in various leadership workshops and programs concerning topics of interest to directors of public companies as well subjects they determine keep them up-to-date with current issues relevant to their service as directors of the Company.

Ethical Business Conduct

        We have a Code of Business Conduct and Ethics that applies to all our directors, officers and employees, and a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Each of the codes is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. The codes are administered by our compliance officer, or his/her designee, and our legal department, and are overseen by the Nominating and Corporate Governance Committee.

Nomination of Directors

        The Nominating and Corporate Governance Committee, comprised of three independent directors, is responsible for reviewing proposed new members of the Board and establishing full criteria for board membership. The Nominating and Corporate Governance Committee is also responsible for evaluating the performance of the Board as a whole, as well as that of the individual members of the Board. The Nominating and Corporate Governance Committee is governed by a written charter adopted by the Board, which is available on the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. For further information with respect to the Nominating and Corporate Governance Committee see Information Regarding the Board of Directors and Committees of the Board of Directors—Board Committees and Responsibilities above.

Compensation

        The Board, through the Compensation Committee, which is comprised of three independent directors, periodically reviews the adequacy and form of the compensation of directors and officers. The Compensation Committee is governed by a written charter, which is available in the Corporate/Governance/Governance Documents section of our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. For further information with respect to the Compensation Committee see Information Regarding the Board of Directors and Committees of the Board of Directors—Board Committees and Responsibilities above.

Other Board Committees

        The Board also has a standing Audit Committee and Strategic Advisory Committee. For further information with respect to these committees see Information Regarding the Board of Directors and Committees of the Board of Directors—Board Committees and Responsibilities above.

Assessments

        The Nominating and Corporate Governance Committee is responsible for developing our overall approach to a corporate governance system that is effective in the discharge of our obligations to our shareholders. The Nominating and Corporate Governance Committee has the mandate and responsibility to review, on a periodic basis, the performance and effectiveness of the Board as a whole, and each individual director. The Nominating and Corporate Governance Committee annually assesses and provides recommendations to the Board of Directors on the effectiveness of the committees of the Board and the contributions of the directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Transactions

        We recognize that transactions we may conduct with any of our directors or executive officers may present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than our best interests and those of our shareholders. We have established, and the Board has adopted, a written Related Person Transactions Policy to monitor transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, in which the Company and any of the following have an interest: (i) any person who is or was an executive officer, director, or director nominee of the Company at any time since the beginning of the Company's last fiscal year; (ii) a person who is or was an immediate family member (as defined in the policy) of an executive officer, director, or director nominee at any time since the beginning of the Company's last fiscal year; (iii) any person who, at the time of the occurrence or existence of the transaction, is greater than 5% beneficial owner of our common shares; (iv) any person who, at the time of the occurrence or existence of the transaction, is an immediate family member (as defined in the policy) of the greater than 5% beneficial owner of our common shares; or (v) or any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in which such person has a 10% or greater beneficial ownership interest (which we refer to in this report as a "related person"). The policy covers any transaction where the aggregate amount is expected to exceed $120,000 in which a related person has a direct or indirect material interest.

        Under the policy, potential related person transactions proposed to be entered into by us must be reported to our General Counsel and Chief Strategic Officer at the earliest practicable time, and shall be reviewed and approved by the Audit Committee prior to the effectiveness or consummation of the transaction, or, if it is not practicable for the Company to wait for the entire Audit Committee to consider the matter, the Audit Committee Chair (who will possess delegated authority to act between Audit Committee meetings). The Audit Committee will review the material facts of any potential related person transaction and will then approve, ratify or disapprove the transaction. In making its determination to approve or ratify a related person transaction, the Audit Committee considers such factors as: (i) the nature of the related person's interest in the related person transaction; (ii) the approximate dollar value of the amount involved in the related person transaction; (iii) the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss; (iv) whether the transaction was or will be undertaken in the ordinary course of business of the Company; (v) whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third person; (vi) the purpose of, and the potential benefits to the Company of, the transaction; (vii) in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, the impact of the transaction on a director's independence; (viii) the availability of other sources for comparable products or services; (ix) whether it is a single transaction or a series of ongoing, related transactions; (x) whether entering into the transaction would be consistent with the Company's Code of Business Conduct and Ethics; and (xii) any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction. No director or executive officer may participate in any discussion, approval or ratification of a transaction in which he or she is a related person.

        The full text of the Related Person Transaction Policy is available in the Investors/Corporate Governance section on our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

Relationships and Transactions

  Sobini Films

        In November 2011, we entered into a distribution agreement with Sobini Films pursuant to which we acquired certain North American distribution rights to the film Sexy Evil Genius. Mr. Paterson, a director of the Company, is an investor in Sexy Evil Genius. During the year ended March 31, 2013, the Company paid $0.3 million to Sobini Films under this agreement.

  Thunderbird Films

        In March 2012, we announced that we had entered into a partnership with Thunderbird Films, a television production, distribution and financing company, to produce programming for broadcast and cable networks. Mr. Giustra, a director and former founder of the Company, owns an interest in Thunderbird Films. The venture, Sea To Sky Entertainment ("Sea to Sky"), will generate a broad range of scripted programming for mainstream commercial audiences in the U.S. and Canada. Sea To Sky, which will be jointly managed, will share production and distribution costs for series picked up by television networks, allowing co-funding of network television programming while mitigating risk. During the year ended March 31, 2013, the Company paid less than $0.1 million to Sea To Sky under this arrangement

  Icon International

        In April 2012, we entered into a three year vendor subscription agreement (the "Vendor Agreement") with Icon International, Inc. ("Icon"), a company which directly reports to Omnicom Group, Inc. Mr. Simm, a director of the Company, is the Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc. Under the Vendor Agreement, we agreed to purchase media advertising of approximately $7.6 million per year through Icon, and Icon agreed to reimburse us for certain operating expenses of approximately $1.3 million per year. The actual amount of media advertising to be purchased is determined using a formula based upon values assigned to various types of advertising, as set forth in the Vendor Agreement. For accounting purposes, the operating expenses incurred by us will continue to be expensed in full and the reimbursements from Icon of such expenses will be treated as a discount on media advertising and will be reflected as a reduction of advertising expense as the media advertising costs are incurred by us. The Vendor Agreement may be terminated by us effective as of any Vendor Agreement year end with six months' notice. During the year ended March 31, 2013, Icon paid the Company $1.3 million, and the Company incurred $10.5 million in media advertising expenses with Icon under the Vendor Agreement.

  Other Transactions with Equity Method Investees

        FEARnet.    During the year ended March 31, 2013, we recognized $3.3 million in revenue pursuant to the five-year license agreement with FEARnet, our joint venture with Sony Pictures Television Inc. and Comcast Corporation, and held accounts receivable due from FEARnet pursuant to the agreement of $1.1 million.

        Roadside Attractions.    During the year ended March 31, 2013, we recognized $4.0 million in revenue from Roadside Attractions,  LLC ("Roadside"), an independent theatrical distribution company, in connection with the release of certain theatrical titles, and held accounts receivable due from Roadside of $2.8 million. During the year ended March 31, 2013, we recognized $13.9 million in distribution and marketing expenses paid to Roadside in connection with the release of certain theatrical titles. During the year ended March 31, 2013, the Company made $3.6 million in participation payments to Roadside in connection with the distribution of certain theatrical titles.

        Break Media.    During the year ended March 31, 2013, we recognized $2.5 million in interest income associated with a $18.3 million note receivable from Break Media.

        EPIX.    During the year ended March 31, 2013, we recognized $90.7 million of revenue from Studio 3 Partners LLC ("EPIX"), our joint venture with Viacom Inc., its Paramount Pictures unit and Metro-Goldwyn-Mayer Studios Inc., in connection with the licensing of certain theatrical releases and other films and television programs. As of March 31, 2013, we held $27.5 million of accounts receivables from EPIX. In addition, as of March 31, 2013, we had $11.1 million in deferred revenue from EPIX.

        TVGN.    During the year ended March 31, 2013, we recognized $2.9 million of revenue from TVGN, our joint venture with CBS Corporation, in connection with the licensing of certain films and/or television programs. Additionally, we recognized $17.3 million of income for the accretion of the dividend and discount of the mandatorily redeemable preferred stock units as equity interest income. Also, during the year ended March 31, 2011, we received a pay-out of accreted interest on the mandatorily redeemable preferred stock units of $10.2 million. As of March 31, 2013, we held $11.9 million of accounts receivables from TVGN.

ACCOUNTANTS' FEES

        During fiscal 2012 and 2013, we retained our independent registered public accounting firm, Ernst & Young LLP, to provide services in the categories listed below. The following are the aggregate fees billed for each of the last two fiscal years for such services in the approximate amounts:

	Years Ended March 31,
	2012	2013
Audit Fees	$1,877,890	$1,810,324
Audit-Related Fees	$697,631	$—
Tax Fees	$542,214	$763,914
All Other Fees	$—	$—

        Audit Fees includes fees associated with the annual audit of our financial statements, the audit of the effectiveness of internal control over financial reporting, reviews of our Quarterly Reports on Form 10-Q, consultation with the Company's management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards, or interpretations by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies, international statutory audits, and services that only the independent auditors can reasonably provide, such as services associated with SEC registration statements or other documents issued in connection with securities offerings (including consents and comfort letters). Audit-Related Fees were principally for services related to proposed or consummated acquisitions or transactions and attestation services not required by statute or regulation and the related accounting or disclosure treatment for such transactions or events. Tax Fees include amounts billed for tax compliance, tax advice and tax planning.

        Pursuant to the Audit Committee's policy to pre-approve all permitted audit and non-audit services, the Audit Committee pre-approved all professional services provided by Ernst & Young LLP during fiscal 2013 and determined that the provision of non-audit services in fiscal 2013 was compatible with maintaining Ernst & Young LLP's independence.

        The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.

OTHER INFORMATION

        Information regarding the Company is contained in its Annual Report on Form 10-K and other periodic reports required by Section 13(a) or 15(d) of the Exchange Act. The Company makes available, free of charge through its website (www.lionsgate.com), its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. These reports can be found under "SEC Filings" through the "Investors" section of the Company's website. The exhibits to our Annual Report on Form 10-K are available to any shareholder who (a) submits a written request to us at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404, Attn: Investor Relations and (b) provides payment of charges that approximate our cost of reproduction. The exhibits to our Annual Report on Form 10-K are also available at no charge on the SEC's website at www.sec.gov and on SEDAR at www.sedar.com.

OTHER BUSINESS

        The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

DIRECTORS' APPROVAL

        The contents and sending of this proxy statement to shareholders of the Company has been approved by the Board.

By Order of The Board of Directors,
Jon Feltheimer Chief Executive Officer

Vancouver, British Columbia
July 29, 2013

Annex A

Non-GAAP Financial Measures

RECONCILIATION OF ANNUAL NET INCOME (LOSS) TO
EBITDA AND EBITDA, AS ADJUSTED

	Year Ended March 31, 2013	Year Ended March 31, 2012	Year Ended March 31, 2011
	(Amounts in thousands)
Net income (loss)	$232,127	$(39,118)	$(30,381)
Depreciation and amortization	8,290	4,276	5,811
Contractual cash based interest	75,322	62,430	38,879
Noncash interest expense	18,258	15,681	16,301
Interest and other income	(4,036)	(2,752)	(1,742)
Income tax provision	(75,756)	4,695	4,256

EBITDA	$254,205	$45,212	$33,124

Gain on sale of asset disposal group	—	(10,967)	—
Loss on extinguishment of debt	24,089	967	14,505
Stock-based compensation(1)	47,665	25,014	32,505
Acquisition related charges	2,575	11,957	—
Corporate defense charges(2)	—	(1,726)	22,865
Non-risk prints and advertising expense	1,155	1,095	(25,659)

EBITDA, as adjusted	$329,689	$71,552	$77,340

(1)
The years ended March 31, 2013, 2012 and 2011 include cash settled SARs expense of $12.0 million, $15.3 million, and $3.8 million, respectively.

(2)
The year ended March 31, 2012 includes a benefit for charges associated with a shareholder activist matter of $2.0 million related to a negotiated settlement with a vendor of costs incurred and recorded in fiscal year 2011, and insurance recoveries of related litigation offset by other costs.

        EBITDA is defined as earnings before interest, income tax provision or benefit, and depreciation and amortization. EBITDA is a non-GAAP financial measure.

        EBITDA, as adjusted represents EBITDA as defined above adjusted for gain on sale of asset disposal group when applicable, loss on extinguishment of debt, stock-based compensation, acquisition related charges, certain corporate defense and related charges, and non-risk prints and advertising expense. Stock-based compensation represents compensation expenses associated with stock options, restricted share units and cash settled stock appreciation rights ("SARs") and equity settled SARs. Acquisition related charges represent severance and transaction costs associated with the acquisition of Summit. Corporate defense and related charges represent legal fees, other professional fees, and certain other costs associated with a shareholder activist matter. Non-risk prints and advertising expense represents the amount of theatrical marketing expense for third party titles that the Company funded and expensed for which a third party provides a guarantee that such expense will be recouped from the performance of the film (i.e. there is no risk of loss to the company) net of an amount of the estimated amortization of participation expense that would have been recorded if such amount had not been expensed. The amount is subtracted from EBITDA in the year ended March 31, 2011 because there was no non-risk prints and advertising expense incurred and the amount represents the estimated amortization of participation expense that would have been recorded if such prior period amounts had not been expensed. EBITDA, as adjusted is a non-GAAP financial measure.

        The Company's management believes EBITDA and EBITDA, as adjusted to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. Presentation of EBITDA and EBITDA, as adjusted is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. While the Company's management considers EBITDA and EBITDA, as adjusted to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with Generally Accepted Accounting Principles. EBITDA and EBITDA, as adjusted do not reflect cash available to fund cash requirements. Not all companies calculate EBITDA and EBITDA, as adjusted in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

 RECONCILIATION OF ANNUAL FREE CASH FLOW
TO NET CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES

	Year Ended March 31, 2013	Year Ended March 31, 2012	Year Ended March 31, 2011
	(Amounts in thousands)
Net Cash Flows Provided By (Used In) Operating Activities	$276,119	$(214,113)	$42,327
Purchases of property and equipment	(2,581)	(1,885)	(2,756)
Net borrowings under and (repayment) of production loans	6,941	143,131	(43,819)
Restricted cash held in trust	—	(13,992)	13,992

Free Cash Flow, as defined	$280,479	$(86,859)	$9,744

        Free cash flow is defined as net cash flows provided by (used in) operating activities, less purchases of property and equipment, plus or minus the net increase or decrease in production loans including production loan activity under the Company's film credit facility, plus the decrease in restricted cash held in a trust for certain obligations until December 31, 2011. The adjustment for the production loans is made because the GAAP based cash flows from operations reflects a non-cash reduction of cash flows for the cost of films associated with production loans prior to the time the Company actually pays for the film. The Company believes that it is more meaningful to reflect the impact of the payment for these films in its free cash flow when the payments are actually made.

        Free cash flow is a non-GAAP financial measure as defined in Regulation G promulgated by the Securities and Exchange Commission. This non-GAAP financial measure is in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with Generally Accepted Accounting Principles.

        The Company's management believes this non-GAAP measure provides useful information to investors regarding cash that our operating businesses generate whether classified as operating or financing activity (related to the production of our films) within our GAAP based statement of cash flows, before taking into account cash movements that are non-operational. Free cash flow is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry. Not all companies calculate free cash flow in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.

PROXY

LIONS GATE ENTERTAINMENT CORP.

1055 West Hastings Street, Suite 2200

Vancouver, British Columbia V6E 2E9

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

COMMON SHARES

The undersigned holder of Common Shares of Lions Gate Entertainment Corp., a British Columbia corporation (the “Company”), hereby appoints Michael Burns, Jon Feltheimer, James Keegan and Wayne Levin, and each of them, or in the place of the foregoing,                                                          (print name), as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse, all of the Common Shares of the Company that the undersigned is entitled to vote at the 2013 Annual General Meeting of Shareholders of the Company (the “Annual Meeting”), to be held at the Shangri-La Hotel, 188 University Avenue, Toronto, Ontario, M5H 0A3, Canada, on Tuesday, September 10, 2013, beginning at 10:00 a.m., local time, or at any continuations, adjournments or postponements thereof.

If the shareholder does not want to appoint the persons named in this instrument of proxy, he/she should strike out his/her name and insert in the blank space provided the name of the person he/she wishes to act as his/her proxy. Such other person need not be a shareholder of the Company.

This form of proxy must be completed, dated and signed and returned by mail in the envelope provided for that purpose, by fax to (302) 295-3811 or by Internet to: www.ivselection.com/lionsgate2013  prior to or at the Annual Meeting prior to the closing of the polls.  If completing by fax, please ensure you fax both sides of this form of proxy.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on September 10, 2013.

The notice of Annual Meeting, the proxy statement and this proxy card first will be mailed to shareholders on or about July 30, 2013. The Company’s proxy statement and fiscal 2013 Annual Report to Shareholders are also available in the Corporate/Reports section on our website at www.lionsgate.com.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Mark Here for Address Change or Comments
☐

PLEASE SEE REVERSE SIDE

1. Election of Directors

	FOR	WITHHOLD	ABSTAIN
The Board of Directors recommends that you vote FOR the following director nominees:
01 Michael Burns	☐	☐	☐
02 Gordon Crawford	☐	☐	☐
03 Arthur Evrensel	☐	☐	☐
04 Jon Feltheimer	☐	☐	☐
05 Frank Giustra	☐	☐	☐
06 Morley Koffman	☐	☐	☐
07 Harald Ludwig	☐	☐	☐
08 G. Scott Paterson	☐	☐	☐
09 Mark H. Rachesky, M.D.	☐	☐	☐
10 Daryl Simm	☐	☐	☐
11 Hardwick Simmons	☐	☐	☐
12 Phyllis Yaffe	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2, 3 and 4:

		FOR	WITHHOLD	ABSTAIN
2.	Proposal to reappoint Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending March 31, 2014.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Proposal to conduct an advisory vote to approve executive compensation.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.

The undersigned hereby acknowledges receipt of (i) the Notice of Annual General Meeting of Shareholders, (ii) the Proxy Statement and (iii) the Company’s 2013 Annual Report to Shareholders.

IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature	Signature	Date
Title	Title	Date

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.

Detach here from proxy voting card

LIONS GATE ENTERTAINMENT CORP. OFFERS SHAREHOLDERS OF RECORD

THREE WAYS TO VOTE YOUR PROXY

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of voting, 24 hours a day, 7 days a week.

INTERNET VOTING	VOTING BY MAIL

Visit the Internet voting website at www.ivselection.com/lionsgate2013. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges.

Simply sign and date your proxy card and return it in the postage-paid envelope to IVS Associates Inc., Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801. If you are voting by Internet, please do not mail your proxy card.

VOTING BY FAX

Simply sign and date your proxy card and Fax it to IVS Associates Inc., Attn: Lionsgate Proxy Tabulation at Fax Number (302) 295-3811. Please ensure you fax both sides of this form of proxy.